EXHIBIT 10.30
Private & Confidential
SENIOR LOAN AGREEMENT
for a
Loan of up to US$68,000,000
to
ADVENTURE EIGHT S.A.
ADVENTURE FIVE S.A.
ADVENTURE SEVEN S.A.
and
ADVENTURE SIX S.A.
provided by
THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1
Arranger, Agent, Security Agent and Account Bank
HSH NORDBANK AG
Swap Provider
HSH NORDBANK AG

Contents

Clause		Page
1	Purpose and definitions	1

2	The Total Commitment and the Advances	18

3	Interest and Interest Periods	20

4	Repayment and prepayment	23

5	Fees, commitment commission and expenses	26

6	Payments and taxes; accounts and calculations	27

7	Representations and warranties	29

8	Undertakings	34

9	Conditions	40

10	Events of Default	41

11	Indemnities	45

12	Unlawfulness and increased costs	46

13	Security, set-off and pro-rata payments	47

14	Accounts	49

15	Assignment, transfer and lending office	52

16	Arranger, Agent and Security Agent	54

17	Notices and other matters	63

18	Governing law and jurisdiction	66

Schedule 1 The Banks and their Commitments		67

Schedule 2 Form of Drawdown Notice		68

Schedule 3 Documents and evidence required as conditions precedent to the Loan being made		69

Schedule 4 Form of Transfer Certificate		75

Schedule 5 Form of Corporate Guarantee		80

Schedule 6 Form of Master Swap Agreement		81

Schedule 7 Form of Mortgages		82

Schedule 8 Form of General Assignments		83

Schedule 9 Form of Manager’s Undertakings		84

Schedule 10 Form of Swap Assignment		85

Schedule 11 Form of Charter Assignment		86

Schedule 12 Form of Trust Deed		87

Schedule 13 Form of Intercreditor Deed		88

Schedule 14 Mandatory Cost formula		89

THIS AGREEMENT is dated 27 June 2007 and made BETWEEN:
(1)	ADVENTURE EIGHT S.A., ADVENTURE FIVE S.A., ADVENTURE SEVEN S.A. and ADVENTURE SIX S.A. as joint and several Borrowers;

(2)	HSH NORDBANK AG as Arranger, Agent, Security Agent and Account Bank;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as Banks; and

(4)	HSH NORDBANK AG as Swap Provider.
IT IS AGREED as follows:
1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrowers, jointly and severally, in four (4) Advances, a loan of up to Sixty eight million Dollars ($68,000,000) for the purpose of financing part of the cost of the purchase of the Ships.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Acceptable Charter” means, in relation to a Ship, a charterparty entered into by the relevant Borrower in respect of such Ship, at a minimum Daily Charter Rate and a minimum term (commencing from the relevant Drawdown Date), as specified for such Ship in the table below, and with such charterer and otherwise on such other terms and conditions, as shall be in all respects acceptable to the Agent (acting on the instructions of the Majority Banks):

	minimum Daily Charter
Ship	Rate ($)	minimum term
Harmony	$17,000	2 years
Phoenix	$14,500	1 year
Goddess	$26,000	3 years
Daisy	$11,500	Spot
Minimum Fleet Daily Charter
Rate	$69,000
Provided that, in the case of Goddess, the minimum Daily Charter Rate for the purposes of this table, may, at the Borrowers’ option notified to the Agent in writing, be substituted for by an average net daily charterhire of $26,000 over the relevant minimum term of 3 years of the relevant Acceptable Charter;

“Account Bank” means HSH Nordbank AG of Gerhart-Hauptmann Platz 50, 20095 Hamburg, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and includes its successors in title;

“Account Pledges” means, together, Combined Account Pledge and the Cash Collateral Account Pledge and “Account Pledge” means either of them;

“Accounts” means, together, the Earnings Accounts, the Excess Cash Account, the Retention Account, the Operating Account and the Cash Collateral Account and “Account” means any of them;

“Advance” means each borrowing of a proportion of the Total Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing and:
(a)	in relation to Harmony and/or the Harmony Borrower, it means the Harmony Advance;

(b)	in relation to Phoenix and/or the Phoenix Borrower, it means the Phoenix Advance;

(c)	in relation to Goddess and/or the Goddess Borrower, it means the Goddess Advance; or

(d)	in relation to Daisy and/or the Daisy Borrower, it means the Daisy Advance, and “Advances” means any or all of them;

“Agent” means HSH Nordbank AG of Gerhart-Hauptmann Platz 50, 20095 Hamburg, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Banks and the Swap Provider pursuant to clause 16.13 and includes its successors in title;

“Applicable Accounting Principles” means the most recent and up-to-date US GAAP applicable at any relevant time;

“Approved Broker” means each of Arrow Research Ltd. of London, England, Astrup Fearnley A/S of Oslo, Norway, H. Clarkson & Company Ltd. of London, England, Simpson Spence & Young Ltd. of London, England, Maersk Broker K/S of Copenhagen and Barry Rogliano Salles of Paris and includes their respective successors in title and “Approved Brokers” means any or all of them;

“Arranger” means HSH Nordbank AG of Gerhart-Hauptmann Platz 50, 20095 Hamburg, Germany (or such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

“Balloon Instalment” has the meaning ascribed thereto in clause 4.1;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Hamburg, Athens, Piraeus and New York City (or any other relevant place of payment under clause 6);

“Banks” means the banks and financial institutions listed in schedule 1 and includes their respective successors in title and Transferee Banks and “Bank” means any of them;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrowers” means, together, the Harmony Borrower, the Phoenix Borrower, the Goddess Borrower and the Daisy Borrower and:
(a)	in relation to the Harmony Advance and/or Harmony, it means the Harmony Borrower;

(b)	in relation to the Phoenix Advance and/or Phoenix, it means the Phoenix Borrower;

(c)	in relation to the Goddess Advance and/or Goddess, it means the Goddess Borrower; or

(d)	in relation to the Daisy Advance and/or Daisy, it means the Daisy Borrower, and “Borrower” means any of them;

“Borrowers’ Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrowers or any of them at such time;

“Cash Collateral Account” means a Dollar account of the Corporate Guarantor opened or (as the context may require) to be opened by the Corporate Guarantor with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Cash Collateral Account for the purposes of this Agreement and the other Security Documents;

“Cash Collateral Account Pledge” means the first priority pledge executed or (as the context may require) to be executed between the Corporate Guarantor, the Security Agent and the Account Bank in respect of the Cash Collateral Account in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) shall require;

“Charter Assignment” means, in relation to each Ship and any charerparty in respect thereof which would fall under clause 8.1.13, the specific assignment of such charterparty for such Ship executed or (as the context may require) to be executed by the Borrower owning such Ship in favour of the Security Agent in the form set out in schedule 11 and “Charter Assignments” means any or all of them;

“Classification” means, in relation to each Ship, the highest class available for a vessel of her type with the relevant Classification Society or such other classification as the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification in relation to such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Classification Society” means, in relation to each Ship, Lloyds Register or such other classification society (being a member of the International Association of Classification Societies (“IACS”)) which the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the International Convention on Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Combined Account Pledge” means the first priority pledge executed or (as the context may require) to be executed between the Borrowers, the Security Agent and the Account Bank in respect of the Earnings Accounts, the Excess Cash Account, the Operating Account and the Retention Account in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) shall require;

“Commitment” means, in relation to each Bank, the amount set out opposite its name in the column headed “Commitment” in schedule 1 and/or, in the case of a Transferee Bank, the amount transferred as specified in the relevant Transfer Certificate, in each case as reduced by any relevant term of this Agreement;

“Compulsory Acquisition” means, in relation to a Ship, requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of such Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Contract” means:
(a)	in relation to Harmony, the Harmony Contract;

(b)	in relation to Phoenix, the Phoenix Contract;

(c)	in relation to Goddess, the Goddess Contract; or

(d)	in relation to Daisy, the Daisy Contract,
and “Contracts” means any or all of them;

“Contract Price” means:
(a)	in relation to Harmony, the Harmony Contract Price;

(b)	in relation to Phoenix, the Phoenix Contract Price;

(c)	in relation to Goddess, the Goddess Contract Price; or

(d)	in relation to Daisy, the Daisy Contract Price,
and “Contract Prices” means any or all of them;

“Contribution” means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

“Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Security Agent in the form set out in schedule 5;

“Corporate Guarantor” means FreeSeas Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Creditors” means, together, the Arranger, the Agent, the Security Agent, the Swap Provider, the Account Bank and the Banks and “Creditor” means any of them;

“Daily Charter Rate” means, in relation to a charterparty to which a Ship is subject, the net daily charterhire (expressed in Dollars per day) payable to the relevant Borrower under such charterparty Provided that if such charterparty is not a time charterparty, then the Daily Charter Rate in respect thereof shall be the net “time-charter equivalent” of the net daily charterhire in respect of such charterparty, as determined by the Agent in its sole discretion;

“Daisy” means the 1994-built, 14,379 dwt bulk carrier Ocean Daisy owned on the date of this Agreement by the Daisy Seller and registered under the laws and flag of the Marshall Islands with IMO Number 9120236 and to be registered, on or prior to the drawdown of the Daisy Advance, in the ownership of the Daisy Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Free Gentleman;

“Daisy Advance” means an Advance of up to $8,702,500 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of Daisy by the Daisy Borrower pursuant to the Daisy Contract;

“Daisy Borrower” means Adventure Five S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Daisy Contract” means the memorandum of agreement dated 1 May 2007, as amended by an addendum no. 1 dated 1 May 2007 and by an addendum no. 2 dated 11 May 2007, each made between the Daisy Seller and the Daisy Borrower, relating to the sale by the Daisy Seller, and the purchase by the Daisy Borrower, of Daisy;

“Daisy Contract Price” means Fifteen million Dollars ($15,000,000) or such other lesser sum in Dollars as may be payable by the Daisy Borrower to the Daisy Seller under the Daisy Contract, being the purchase price of Daisy thereunder;

“Daisy Earnings Account” means a Dollar account of the Daisy Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Daisy Earnings Account for the purposes of this Agreement;

“Daisy General Assignment” means the general assignment collateral to the Daisy Mortgage executed or (as the context may require) to be executed by the Daisy Borrower in favour of the Security Agent in the form set out in schedule 8;

“Daisy Management Agreement” means the agreement made or (as the context may require) to be made between the Daisy Borrower and the Manager in a form previously approved in writing by the Agent, providing (inter alia) for the Manager to manage Daisy;

“Daisy Manager’s Undertaking” means the undertaking and assignment in respect of Daisy executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 9;

“Daisy Mortgage” means the first preferred Marshall Islands mortgage of Daisy executed or (as the context may require) to be executed by the Daisy Borrower in favour of the Security Agent in the form set out in schedule 7;

“Daisy Seller” means Daisy Shipping Ltd. of the Republic of the Marshall Islands and includes its successors in title;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery Date” means, in relation to each Ship, the date on which such Ship is delivered by the relevant Seller to the relevant Borrower in accordance with the relevant Contract;

“Designated Transaction” means a transaction which is entered into by the Borrowers with the Swap Provider pursuant to the Master Swap Agreement as contemplated by clause 2.9;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means any date, being a Banking Day falling during the Drawdown Period, on which an Advance is, or is to be, made available;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the form of schedule 2 in respect of such Advance;

“Drawdown Period” means, in relation to each Advance, the period commencing on the date of this Agreement and ending on the earlier of (a) the Termination Date, (b) the date (if any) on which the aggregate amount of the Advances is equal to the Total Commitment or (c) the date on which the Total Commitment is reduced to zero pursuant to clauses 4.3, 10.2 or 12;

“Early Termination Date” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Earnings” means, in relation to a Ship, all moneys whatsoever from time to time due or payable to a Borrower during the Security Period arising out of the use or operation of such Borrower’s Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to such Borrower in the event of requisition of such Borrower’s Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of such Borrower’s Ship;

“Earnings Account” means:
(a)	in relation to Harmony, the Harmony Earnings Account,

(b)	in relation to Phoenix, the Phoenix Earnings Account;

(c)	in relation to Goddess, the Goddess Earnings Account; or

(d)	in relation to Daisy, the Daisy Earnings Account,
and “Earnings Accounts” means any or all of them;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Environmental Affiliate” means any agent or employee of any Borrower or any other Relevant Party or any person having a contractual relationship with any Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Excess Cash” means, in relation to a Ship and each Excess Cash Calculation Period, the amount (calculated by the Agent in its sole discretion pursuant to clause 8.4) which is equal to:
(a)	the aggregate Earnings of that Ship paid to the Borrower, minus

(b)	any Permitted Operating Expenses actually paid by the relevant Borrower in respect of that Ship in a manner consistent with, or permitted by, the Security Documents, minus

(c)	any other amount withdrawn from the Earnings Account of that Ship in accordance with clauses 14.2.1 — 14.2.4 (inclusive), minus

(d)	any amount required to be held as minimum cash balance by the Borrowers under clause 8.1.15 in respect of that Ship, and actually held throughtout such Excess Cash Calculation Period, in each case, during such Excess Cash Calculation Period;

“Excess Cash Account” means a Dollar account of the Borrowers opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designed in writing by the Agent to be an Excess Cash Account for the purposes of this Agreement;

“Excess Cash Calculation Period” means:
(a)	the period from the date of this Agreement until 30 September 2007; and

(b)	each calendar quarter starting with the calendar quarter commencing on 1 October 2007;
“Existing Owners” means, together, Adventure Two S.A. and Adventure Three S.A., each of the Marshall Islands and includes their respective successors in title;

“Existing Ships” means, together the 1982-built, 25,240 dwt bulk carrier Free Destiny owned by Adventure Two S.A. of the Marshall Islands and registered under the laws and flag of the Marshall Islands with IMO Number 8128157 and the 1984-built, 26,318 dwt bulk carrier Free Envoy owned by Adventure Three S.A. of the Marshall Islands and registered under the laws and flag of the Marshall Islands with IMO Number 8317150;

“Fees Letter” means the letter dated on the date of this Agreement made between the Borrowers, the Arranger and the Agent in relation to the fees payable under clause 5;

“First Repayment Date” means, subject to clause 6.3, the earlier of (a) the date falling three (3) months after the final Drawdown Date and (b) 31 January 2008;

“Flag State” means, in relation to each Ship, the Marshall Islands or, in each such case, such other state or territory agreed in writing by the Agent, at the request of a Borrower, as being the “Flag State” of such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Fleet Daily Charter Rate” means at any relevant time, the aggregate of the Daily Charter Rate for all Ships under all the Acceptable Charters at such time;

“General Assignment” means:
(a)	in relation to Harmony, the Harmony General Assignment;

(b)	in relation to Phoenix, the Phoenix General Assignment;

(c)	in relation to Goddess, the Goddess General Assignment; or

(d)	in relation to Daisy, the Daisy General Assignment,
and “General Assignments” means any or all of them;

“Goddess” means the 2002-built, 47,777 dwt bulk carrier Olympian Goddess owned on the date of this Agreement by the Goddess Seller and registered under the laws and flag of the Marshall Islands with IMO Number 9266037 and to be registered, on or prior to the drawdown of the Goddess Advance, in the ownership of the Goddess Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Free Jupiter;

“Goddess Advance” means an Advance of up to $28,691,250 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of Goddess by the Goddess Borrower pursuant to the Goddess Contract;

“Goddess Borrower” means Adventure Eight S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Goddess Contract” means the memorandum of agreement dated 1 May 2007, as amended by an addendum no. 1 dated 1 May 2007 and an addendum no. 2 dated 11 May 2007, each made between the Goddess Seller and the Goddess Borrower, relating to the sale by the Goddess Seller, and the purchase by the Goddess Borrower, of Goddess;

“Goddess Contract Price” means Forty seven million Dollars ($47,000,000) or such other lesser sum in Dollars as may be payable by the Goddess Borrower to the Goddess Seller under the Goddess Contract, being the purchase price of Goddess thereunder;

“Goddess Earnings Account” means a Dollar account of the Goddess Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Goddess Earnings Account for the purposes of this Agreement;

“Goddess General Assignment” means the general assignment collateral to the Goddess Mortgage executed or (as the context may require) to be executed by the Goddess Borrower in favour of the Security Agent in the form set out in schedule 8;

“Goddess Management Agreement” means the agreement made or (as the context may require) to be made between the Goddess Borrower and the Manager in a form previously approved in writing by the Agent providing (inter alia) for the Manager to manage Goddess;

“Goddess Manager’s Undertaking” means the undertaking and assignment in respect of Goddess executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 9;

“Goddess Mortgage” means the first preferred Marshall Islands mortgage of Goddess executed or (as the context may require) to be executed by the Goddess Borrower in favour of the Security Agent in the form set out in schedule 7;

“Goddess Seller” means Olympian Goddess Shipping of the Republic of the Marshall Islands and includes its successors in title;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means, together, the Corporate Guarantor and its Subsidiaries from time to time (including, for the avoidance of doubt, the Borrowers) and “member of the Group” shall be construed accordingly;

“Harmony” means the 1996-built, 23,524 dwt bulk carrier Ocean Harmony owned on the date of this Agreement by the Harmony Seller and registered under the laws and flag of the Marshall Islands with IMO Number 9135432 and to be registered, on or prior to the drawdown of the Harmony Advance, in the ownership of the Harmony Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Free Iris;

“Harmony Advance” means an Advance of up to $15,561,250 made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of Harmony by the Harmony Borrower pursuant to the Harmony Contract;

“Harmony Borrower” means Adventure Seven S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Harmony Contract” means the memorandum of agreement dated 1 May 2007, as amended by an addendum no. 1 dated 1 May 2007 and an addendum no. 2 dated 11 May 2007, each made between the Harmony Seller and the Harmony Borrower, relating to the sale by the Harmony Seller, and the purchase by the Harmony Borrower, of Harmony;

“Harmony Contract Price” means Twenty six million seven hundred and fifty thousand Dollars ($26,750,000) or such other lesser sum in Dollars as may be payable by the Harmony Borrower to the Harmony Seller under the Harmony Contract, being the purchase price of Harmony thereunder;

“Harmony Earnings Account” means a Dollar account of the Harmony Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Harmony Earnings Account for the purposes of this Agreement;

“Harmony General Assignment“ means the general assignment collateral to the Harmony Mortgage executed or (as the context may require) to be executed by the Harmony Borrower in favour of the Security Agent in the form set out in schedule 8;

“Harmony Management Agreement” means the agreement made or (as the context may require) to be made between the Harmony Borrower and the Manager in a form previously approved in writing by the Agent providing (inter alia) for the Manager to manage Harmony;

“Harmony Manager’s Undertaking” means the undertaking and assignment in respect of Harmony executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 9;

“Harmony Mortgage” means the first preferred Marshall Islands mortgage of Harmony executed or (as the context may require) to be executed by the Harmony Borrower in favour of the Security Agent in the form set out in schedule 7;

“Harmony Seller” means Harmony Shipping Ltd. of the Republic of the Marshall Islands and includes its successors in title;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Intercreditor Deed” means the agreement executed or (as the context may require) to be executed between the Borrowers, the Manager, the Corporate Guarantor, the Existing Owners, the Security Agent and the Junior Lender in the form set out in schedule 13;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means, in relation to each Advance or (as the case may be) the Loan, each period for the calculation of interest in respect of such Advance or (as the case may be) the Loan, ascertained in accordance with clauses 3.2 and 3.3;

“ISPS Code” means the International Ship and Port facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means, in relation to a Ship, the International Ship Security Certificate issued in respect of such Ship pursuant to the ISPS Code;

“Junior Lender” means BTMU Capital Corporation of 111 Huntington Avenue, Boston MA 02199, USA and includes its successors in title;

“Junior Loan” means the aggregate principal amount owing to the Junior Lender under the Junior Loan Agreement at any relevant time;

“Junior Loan Agreement” means the loan agreement dated 27 June 2007 and made between (a) the Junior Lender and (b) the Borrowers as joint and several borrowers, whereby the Junior Lender agreed to make available to the Borrowers a loan facility of up to the lower of (i) $21,500,000 and (ii) an amount which, when aggregated with the Total Commitment, will not exceed eighty per cent (80%) of the market value of the Ships as determined in accordance with such loan agreement, for the purpose of assisting the Borrowers to finance part of the cost of the purchase of the Ships under the Contracts;

“LIBOR” means, in relation to a particular period, the rate for deposits of Dollars for a period equivalent to such period at or about 11 a.m. (London time) on the Quotation Date for such period displayed on the appropriate page of Bloomberg, provided that if on such date no such rate is so displayed, LIBOR for such period shall be the offered rate for deposits in Dollars for such amount and for such period which is the arithmetic mean of the rates quoted to the Agent by each Reference Bank at the request of the Agent as such Reference Bank’s offered rate for deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined and for a period equivalent to such period to prime banks in the London Interbank Market at or about 11 a.m. (London time) on the Quotation Date for such period;

“Loan” means the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

“Majority Banks” means at any relevant time Banks (a) the aggregate of whose Contributions exceeds Sixty six point six per cent (66.6%) of the Loan or (b) (if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds Sixty six point six per cent (66.6%) of the Total Commitment;

“Management Agreement” means:
(a)	in relation to Harmony, the Harmony Management Agreement;

(b)	in relation to Phoenix, the Phoenix Management Agreement;

(c)	in relation to Goddess, the Goddess Management Agreement; or

(d)	in relation to Daisy, the Daisy Management Agreement,
and “Management Agreements” means any or all of them;

“Manager” means Free Bulkers S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or any other person appointed from time to time by a Borrower, with the prior written consent of the Agent, as the manager of such Borrower’s Ship and includes its successors in title;

“Manager’s Undertaking” means:
(a)	in relation to Harmony, the Harmony Manager’s Undertaking;

(b)	in relation to Phoenix, the Phoenix Manager’s Undertaking;

(c)	in relation to Goddess, the Goddess Manager’s Undertaking; or

(d)	in relation to Daisy, the Daisy Manager’s Undertaking,
and “Manager’s Undertakings” means any or all of them;

“Mandatory Cost” means, in relation to any period, a percentage calculated by the Agent for such period at an annual rate determined by the application of the formula set out in schedule 14;

“Margin” means:
(a)	subject to paragraph (b) below, one point five zero per cent (1.50%) per annum; or

(b)	at all times after the prepayment of the Loan in accordance with clause 4.4.1 or clause 4.4.2, one point three zero per cent (1.30%) per annum;
“Master Swap Agreement” means the agreement made or (as the context may require) to be made between the Swap Provider and the Borrowers, comprising an ISDA Master Agreement (including the Schedule thereto) in the form set out in schedule 6 and includes any Designated Transactions from time to time entered into thereunder and any Confirmations from time to time exchanged thereunder and governed thereby;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:
(a)	in relation to Harmony, the Harmony Mortgage;

(b)	in relation to Phoenix, the Phoenix Mortgage;

(c)	in relation to Goddess, the Goddess Mortgage; or

(d)	in relation to Daisy, the Daisy Mortgage,
and “Mortgages” means any or all of them;

“Mortgaged Ship” means, at any relevant time, any Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (as each such term is defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date of the Advance for that Ship and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Agent pursuant to clauses 4.3 and 4.5 following the sale or Total Loss of such Ship and (ii) the last day of the Security Period;

“Offering” means the secondary offering of shares of the Corporate Guarantor on NASDAQ scheduled to take place after the date of this Agreement with a view to raising gross capital between $70,000,000 and $100,000,000;

“Offering Date” means the date when the Offering takes place;

“Offering Proceeds” means the actual net proceeds of the Offering;

“Operating Account” means a Dollar account of the Borrowers opened or (as the context may require) to be opened jointly by the Borrowers with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be an Operating Account for the purposes of this Agreement;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Permitted Encumbrance” means any Encumbrance in favour of the Creditors or any of them created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means, in relation to a Ship, any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Ship) for such Ship;

“Permitted Operating Expenses” means, in relation to each Ship, the actual monthly operating expenses for that Ship, the actual monthly costs and expenses of administration of the relevant Borrower’s affairs and a fair proportion of the actual monthly general costs and administrative expenses of the Corporate Guarantor, each as actually incurred or (as the context may require) to be incurred by the relevant Borrower:
(a)	in accordance with prudent and reasonable practice; and

(b)	additionally, from 1 December 2008 and at all times thereafter, in accordance with the annual budgets submitted by the Borrowers to the Agent pursuant to clause 8.1.7;
“Phoenix” means the 1995-built, 24,318 dwt bulk carrier Ocean Phoenix owned on the date of this Agreement by the Phoenix Seller and registered under the laws and flag of the Marshall Islands with IMO Number 9111591 and to be registered, on or prior to the drawdown of the Phoenix Advance, in the ownership of the Phoenix Borrower through the relevant Registry under the laws and flag of the relevant Flag State with the name Free Hero;

“Phoenix Advance” means an Advance of up to the lower of $15,045,000 and (b) fifty nine per cent (59%) of the market value of Phoenix as determined in accordance with clause 8.2.2, made or (as the context may require) to be made available to the Borrowers for the purpose of financing part of the acquisition cost of Phoenix by the Phoenix Borrower pursuant to the Phoenix Contract;

“Phoenix Borrower” means Adventure Six S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro Marshall Islands MH96960 and includes its successors in title;

“Phoenix Contract” means the memorandum of agreement dated 1 May 2007, as amended by an addendum no. 1 dated 1 May 2007 and an addendum no. 2 dated 11 May 2007, each made between the Phoenix Seller and the Phoenix Borrower, relating to the sale by the Phoenix Seller, and the purchase by the Phoenix Borrower, of Phoenix;

“Phoenix Contract Price” means Twenty five million two hundred and fifty thousand Dollars ($25,250,000) or such other lesser sum in Dollars as may be payable by the Phoenix Borrower to the Phoenix Seller under the Phoenix Contract, being the purchase price of Phoenix thereunder;

“Phoenix Earnings Account” means a Dollar account of the Phoenix Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Phoenix Earnings Account for the purposes of this Agreement;

“Phoenix General Assignment“ means the general assignment collateral to the Phoenix Mortgage executed or (as the context may require) to be executed by the Phoenix Borrower in favour of the Security Agent in the form set out in schedule 8;

“Phoenix Management Agreement” means the agreement made or (as the context may require to be made) between the Phoenix Borrower and the Manager in a form previously approved in writing by the Agent providing (inter alia) for the Manager to manage Phoenix;

“Phoenix Manager’s Undertaking” means the undertaking and assignment in respect of Phoenix executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 9;

“Phoenix Mortgage” means the first preferred Marshall Islands mortgage of Phoenix executed or (as the context may require) to be executed by the Phoenix Borrower in favour of the Security Agent in the form set out in schedule 7;

“Phoenix Seller” means Ocean Phoenix Shipping Ltd. of the Republic of the Marshall Islands and includes its successors in title;

“Pollutant” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Quotation Date” means, in relation to any period for which LIBOR is to be determined under this Agreement, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits in the relevant currency for delivery on the first day of that period;

“Reference Banks” means the principal London office of such banks and financial institutions nominated by the Agent from time to time in its discretion;

“Registry” means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Borrower’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means each Borrower, the Borrowers’ respective Related Companies, any other Security Party and any Security Party’s Related Companies and “Relevant Parties” means any or all of them;

“Relevant Ship” means each of the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Dates” means, subject to clause 6.3, the First Repayment Date and each of the dates falling at three (3) monthly intervals after the First Repayment Date up to and including the earlier of (a) the date falling ninety three (93) months after the First Repayment Date and (b) 31 October 2015;

“Restis Family” means each of Mr Victor Restis and any of Mrs Bella Resti and/or Ms Claudia Resti and/or Ms Katia Resti, and includes their direct linear descendents;

“Retention Account” means a Dollar account of the Borrowers opened or (as the context may require) to be opened jointly by the Borrowers with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Retention Account for the purposes of this Agreement;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:
(a)	one-third (1/3 rd ) of the repayment instalment falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date; and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;
“Retention Dates” means the date falling thirty (30) days after the earlier of (a) the final Drawdown Date and (b) the Termination Date, and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date;

“Security Agent” means HSH Nordbank AG of Gerhart-Hauptmann Platz 50, 20095 Hamburg, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Banks, the Agent and the Swap Provider pursuant to clause 16.14 and includes its successors in title;

“Security Documents” means this Agreement, the Master Swap Agreement, the Mortgages, the General Assignments, the Manager’s Undertakings, the Corporate Guarantee, the Account Pledges, the Swap Assignment, the Trust Deed, the Charter Assignments, the Intercreditor Deed and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers or any of them pursuant to this Agreement and/or the Master Swap Agreement or any of them (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means each Borrower, the Manager, the Corporate Guarantor, or any other person who may at any time be a party to any of the Security Documents (other than the Creditors and the Junior Lender);

“Security Period” means the period commencing on the date hereof and terminating upon the discharge of the security created by the Security Documents by payment of all monies payable actually or contingently thereunder;

“Security Requirement” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditors) which is at any relevant time one hundred and forty per cent (140%) of the aggregate of the Loan and the Swap Exposure;

“Security Value” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditors) which is, at any relevant time, the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2, (b) the value of any additional security for the time being actually provided to any of the Creditors pursuant to clause 8.2 as most recently determined in accordance with clause 8.2.5 and (c) the amount (if any) at the relevant time standing to the credit of the Cash Collateral Account;

“Seller” means:
(a)	in relation to Harmony, the Harmony Seller;

(b)	in relation to Phoenix, the Phoenix Seller;

(c)	in relation to Goddess, the Goddess Seller; or

(d)	in relation to Daisy, the Daisy Seller,
and “Sellers” means any or all of them;

“Ships” means, together, Harmony, Phoenix, Goddess and Daisy and:
(a)	in relation to the Harmony Advance and/or the Harmony Borrower, it means Harmony;

(b)	in relation to the Phoenix Advance and/or the Phoenix Borrower, it means Phoenix;

(c)	in relation to the Goddess Advance and/or the Goddess Borrower, it means Goddess; or

(d)	in relation to the Daisy Advance and/or the Daisy Borrower, it means Daisy, and “Ship” means any of them;

“Ship Security Documents”:
(a)	in relation to Harmony, means the Harmony Mortgage, the Harmony General Assignment, the Harmony Manager’s Undertaking and any Charter Assignment in respect of Harmony;

(b)	in relation to Phoenix, means the Phoenix Mortgage, the Phoenix General Assignment, the Phoenix Manager’s Undertaking and any Charter Assignment in respect of Phoenix;

(c)	in relation to Goddess, means the Goddess Mortgage, the Goddess General Assignment, the Goddess Manager’s Undertaking and any Charter Assignment in respect of Goddess; or

(d)	in relation to Daisy, means the Daisy Mortgage, the Daisy General Assignment, the Daisy Manager’s Undertaking and any Charter Assignment in respect of Daisy;
“SMC” means, in relation to each Ship, the safety management certificate issued in respect of such Ship in accordance with rule 13 of the Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Successful Offering” for the purposes of this Agreement, shall have occurred if the Offering takes place and the Offering Proceeds are no less than the aggregate of:
(a)	the total amount of the Junior Loan then outstanding; and

(b)	such amount which, if applied immediately in prepayment of the Loan, will reduce the then outstanding amount of the Loan to the lower of:
(i)	$39,500,000 (minus, if the Offering takes place after the First Repayment Date, the amount of any repayment instalments that would have fallen due up to the Offering Date under clause 4.1.2(a) if the Offering had taken place on or before the First Repayment Date); and

(ii)	fifty per cent (50%) of the then aggregate market value of all Mortgaged Ships as most recently determined by the Agent under clause 8.2.2;
“Swap Assignment” means the assignment executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent in the form set out in schedule 10;

“Swap Exposure” means, as at any relevant time, the amount certified by the Swap Provider to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Provider under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Swap Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Designated Transactions thereunder;

“Swap Provider” means HSH Nordbank AG of Martensdamm 6, 24103 Kiel, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3 or the Master Swap Agreement) and includes its successors in title;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means 31 October 2007 or such later date as the Agent (acting on the instructions of the Majority Banks) may in its absolute discretion agree in writing;

“Total Commitment” means, at any relevant time, the aggregate of the Commitments of all the Banks at such time;

“Total Loss” means, in relation to a Ship:
(a)	the actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;
“Transaction” has the meaning given to it in the Master Swap Agreement;

“Transferee Bank” has the meaning ascribed thereto in clause 15.3;

“Transferor Bank” has the meaning ascribed thereto in clause 15.3;

“Transfer Certificate” means a certificate in substantially the form set out in schedule 4;

“Trust Deed” means a trust deed in the form, or substantially the for, set out in schedule 12;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent in respect of the same (or any part thereof); and

“Underlying Documents” means, together, the Contracts and the Management Agreements.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5	Majority Banks

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions in writing of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Banks shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrowers and the Banks) the Borrowers shall be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.6	Banks’ Commitment

For the purposes of the definition of “Majority Banks” in clause 1.2 and the relevant provisions of clause 16, references to the Commitment of a Bank shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Bank immediately prior to such reduction to zero.

2	The Total Commitment and the Advances

2.1	Agreement to lend

The Banks, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrowers, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to Sixty eight million Dollars ($68,000,000) in four (4) Advances. The obligation of each Bank under this Agreement shall be to contribute that proportion of each Advance which, as at the Drawdown Date of such Advance, its Commitment bears to the Total Commitment.

2.2	Obligations several

The obligations of the Banks under this Agreement are several according to their respective Commitments and/or Contributions; the failure of any Bank to perform such obligations or the failure of the Swap Provider to perform its obligations under the Master Swap Agreement shall not relieve any other Creditor or the Borrowers or any of them of any of their respective obligations or liabilities under this Agreement or, as the case may be, the Master Swap Agreement nor shall any Creditor be responsible for the obligations of any Bank (except for its own obligations, if any, as a Bank) or the Swap Provider (except for its own obligations, if any, as the Swap Provider) under this Agreement or the Master Swap Agreement.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt. Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.4	Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be made to the Borrowers following receipt by the Agent from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period, on which the Borrowers propose such Advance is made. A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.5	Timing and limitation of Advances

2.5.1	Subject to clause 2.5.7, the aggregate amount of the Loan shall not exceed the lower of (a) Sixty seven million Dollars ($67,000,000), (b) fifty nine per cent (59%) of the aggregate market value of all the Ships as determined by reference to the valuations obtained pursuant to clause 9 and schedule 3 and (c) such amount in Dollars which, when added to the amount of the Junior Loan actually drawn down, will not exceed Eighty eight million five hundred thousand Dollars ($88,500,000).

2.5.2	Each Advance shall be made solely for the purpose of financing the payment of part of the Contract Price for the relevant Ship and shall only be made available on or after the Delivery Date for such Ship.

2.5.3	Subject to clause 2.5.7, the amount of the Daisy Advance shall not exceed the lower of (a) $8,702,500 and (b) an amount in Dollars equal to fifty nine per cent (59%) of the market value of Daisy as determined by reference to the valuations of such Ship obtained pursuant to clause 9 and schedule 3.

2.5.4	Subject to clause 2.5.7, the amount of the Goddess Advance shall not exceed the lower of (a) $27,691,250 and (b) an amount in Dollars equal to fifty nine per cent (59%) of the market value of Goddess as determined by reference to the valuations of such Ship obtained pursuant to clause 9 and schedule 3.

2.5.5	Subject to clause 2.5.7, the amount of the Harmony Advance shall not exceed the lower of (a) $15,561,250 and (b) an amount in Dollars equal to fifty nine per cent (59%) of the market value of Harmony as determined by reference to the valuations of such Ship obtained pursuant to clause 9 and schedule 3.

2.5.6	Subject to clause 2.5.7, the amount of the Phoenix Advance shall not exceed the lower of (a) $15,045,000 and (b) an amount in Dollars equal to fifty nine per cent (59%) of the market value of Phoenix as determined by reference to the valuations of such Ship obtained pursuant to clause 9 and schedule 3.

2.5.7	If the Fleet Daily Charter Rate is in excess of $72,000 on the Drawdown Date of the first Advance to be drawn down, the aggregate available amount of the Loan shall be increased to such sum so as not exceed the lower of (a) Sixty eight million Dollars ($68,000,000), (b) fifty nine per cent (59%) of the aggregate market value of all the Ships as determined by reference to the valuations obtained pursuant to clause 9 and schedule 3 and (c) such amount in Dollars which, when added to the amount of the Junior Loan actually drawn down, will not exceed Eighty nine million five hundred thousand Dollars ($89,500,000), and the available amount of each Advance shall be increased as follows:
(a)	the amount of the Daisy Advance shall not exceed the lower of (i) $8,702,500 and (ii) an amount in Dollars equal to fifty nine per cent (59%) of the market value of Daisy as determined by reference to the valuations of such Ship obtained pursuant to clause 9 and schedule 3;

(b)	the amount of the Goddess Advance shall not exceed the lower of (i) $28,691,250 and (ii) an amount in Dollars equal to fifty nine per cent (59%) of the market value of Goddess as determined by reference to the valuations of such Ship obtained pursuant to clause 9 and schedule 3;

(c)	the amount of the Harmony Advance shall not exceed the lower of (i) $15,561,250 and (ii) an amount in Dollars equal to fifty nine per cent (59%) of the market value of Harmony as determined by reference to the valuations of such Ship obtained pursuant to clause 9 and schedule 3; and

(d)	the amount of the Phoenix Advance shall not exceed the lower of (i) $15,045,000 and (ii) an amount in Dollars equal to fifty nine per cent (59%) of the market value of Phoenix as determined by reference to the valuations of such Ship obtained pursuant to clause 9 and schedule 3.

2.6	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Agent shall promptly notify each Bank and, subject to the provisions of clause 9, on the Drawdown Date for the relevant Advance, each Bank shall make available to the Agent its portion of the relevant Advance for payment by the Agent in accordance with clause 6.2. The Borrowers acknowledge that payment of any Advance to the Seller or to the relevant Borrower in accordance with clause 6.2 shall satisfy the obligation of the Banks to lend that Advance to the Borrowers under this Agreement.

2.7	Termination of Total Commitment

Any part of the Total Commitment which remains undrawn and uncancelled by the Termination Date shall thereupon be automatically cancelled.

2.8	Application of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.3, no Creditor shall have any responsibility for the application of the proceeds of an Advance or any part thereof by the Borrowers.

2.9	Derivative transactions

2.9.1	The Borrowers undertake with the Creditors that they shall, by no later than the first Drawdown Date, enter into such interest rate swap or other derivative transactions with the Swap Provider under the Master Swap Agreement as shall ensure that a part of the Loan equal to at least $39,500,000 and for up to the final Repayment Date, is hedged against interest rate fluctuations in a manner required by and acceptable to, the Agent and the Swap Provider, Provided always that on the Offering Date such minimum required hedged amount will increase to one hundred per cent (100%) of the then outstanding amount of the Loan.

2.9.2	If, on the date falling twelve (12) months after the date of this Agreement, the Offering has not occurred or, if earlier, the Borrowers have advised the Agent that the Offering is not going to take place, then the Borrowers undertake with the Creditors that they shall, on the earlier of such dates, enter into such interest rate swap or other derivative transactions with the Swap Provider under the Master Swap Agreement as shall ensure that at least one hundred per cent (100%) of the outstanding amount of the Loan and for up to the final Repayment Date is hedged against interest rate fluctuations in a manner required by, and acceptable to, the Agent and the Swap Provider.

2.9.3	No such swap or other derivative transaction or instrument shall be concluded or entered into with the Swap Provider unless the Swap Provider and the Agent first agree to it in writing. For the avoidance of doubt, other than the Agent’s and the Swap Provider’s agreement in writing referred to in the preceding sentence, no other prior approval is required by the Borrowers from any of the Creditors before concluding any such swap or other derivative transaction or instrument with the Swap Provider.

2.9.4	If and when any such swap or other derivative transaction or instrument (or any other Transaction under the Master Swap Agreement) has been concluded or executed with the Swap Provider, it shall constitute a Designated Transaction, and the Borrowers shall sign a Confirmation with the Swap Provider and advise the Banks through the Agent promptly after concluding any Designated Transaction.

3	Interest and Interest Periods

3.1	Normal interest rate

The Borrowers shall pay interest on each Advance or (as the case may be) the Loan in respect of each Interest Period relating thereto on each Interest Payment Date relating thereto (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment three (3) months from the commencement of the relevant Interest Period and the subsequent instalments at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR for such Interest Period and (c) the Mandatory Cost, if any.

3.2	Selection of Interest Periods

Subject to clause 3.3, the Borrowers may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1) month, three (3) months or six (6) months or such other period as the Borrowers may select and the Agent (acting on the instructions of the Majority Banks) may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2, but so that:

3.3.1	the initial Interest Period in respect of each Advance shall commence on the Drawdown Date for such Advance and each subsequent Interest Period for such Advance shall commence on the last day of the previous Interest Period for such Advance;

3.3.2	the initial Interest Period for each Advance (other than the first Advance to be drawn down) shall end on the last day of the then current Interest Period for the Loan and, on such day, the drawn Advances shall be consolidated into and shall thereafter constitute the Loan;

3.3.3	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates, the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.4	if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Swap Agreement), the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin, (c) LIBOR for such period and (d) the Mandatory Cost. Such interest shall be due and payable on the last day of each such period as determined by the Agent and, where the context so requires, for the purposes of this Agreement each such period shall be treated as an Interest Period and each such day shall be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Bank (including Mandatory Cost, if any).

3.5	Notification of Interest Periods and interest rate

The Agent shall notify the Borrowers and the Banks promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period:
(a)	the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period;

(b)	(if Reference Bank quotations are requested having regard to the definition of “LIBOR” in clause 1.2) that none or only one of the Reference Banks supplies the Agent with a quotation for the purposes of calculating LIBOR; or

(c)	the Agent shall have received notification from Banks with Contributions aggregating not less than one-third (1/3rd) of the Loan (or, prior to the first drawdown, from Banks with Commitments aggregating not less than one-third (1/3rd) of the Total Commitment), that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund an Advance or their Contributions for such Interest Period, the Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers and to each of the Banks and the Swap Provider. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Agent.

3.6.2	During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, each Bank shall certify an alternative basis (the “Alternative Basis”) for maintaining its Contribution. The Alternative Basis may at the Bank’s sole and unfettered discretion (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank equivalent to the Margin. The Agent shall calculate the arithmetic mean of the Alternative Basis provided by the relevant Banks (the “Substitute Basis”) and certify the same to the Borrowers, the Banks and the Swap Provider. The Substitute Basis so certified shall be binding upon the Borrowers, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Repayment and prepayment

4.1	Repayment

4.1.1	General
(a)	Subject to clause 4.1.2, the Borrowers shall repay the Loan by thirty two (32) repayment instalments, one such instalment to be repaid on each of the Repayment Dates. Subject to the provisions of this Agreement, the amount of each of the first to eighth instalments (inclusive) shall be Three million one hundred and twenty five thousand Dollars ($3,125,000), the amount of each of the ninth to twelfth instalments (inclusive) shall be Two million two hundred and fifty thousand Dollars ($2,250,000), the amount of each of the thirteenth to thirty first instalments (inclusive) shall be One million Dollars ($1,000,000) and the amount of the thirty second and final instalment shall be, subject to paragraph (b), Fourteen million Dollars ($14,000,000) (comprising a repayment instalment of One million Dollars ($1,000,000) and a balloon payment of Thirteen million Dollars ($13,000,000) (the “Balloon Instalment”)).

(b)	If under clause 2.5.7 the amount of the Total Commitment drawn down exceeds $67,000,000 (but up to $68,000,000), then the amount of the Balloon Instalment (and, consequently, the amount of the final repayment instalment) shall be increased by an amount equal to such excess (but up to $1,000,000).

(c)	If the Total Commitment in respect of any Advance is not drawn down in full, the amount of each repayment instalment (including the relevant Balloon Instalment) shall be reduced proportionately.
4.1.2	Repayment in case of Offering
(a)	Notwithstanding clause 4.1.1, if a Successful Offering takes place on or before the First Repayment Date and as a result of the Offering the Loan is prepaid in accordance with clause 4.4.1, the Borrowers shall repay the Loan by thirty two (32) repayment instalments, one such instalment to be repaid on each of the Repayment Dates. Subject to the provisions of this Agreement, the amount of each of the first to eighth instalments (inclusive) shall be Two million Dollars ($2,000,000), the amount of each of the ninth to twenty eighth instalments (inclusive) shall be One million Dollars ($1,000,000) and the amount of the twenty ninth to thirty second instalments (inclusive) shall be Eight hundred and seventy five thousand Dollars ($875,000).

(b)	Notwithstanding clause 4.1.1, if a Successful Offering takes place after the First Repayment Date and as a result of the Offering the Loan is prepaid in accordance with clause 4.4.2, the Borrowers shall repay the outstanding amount of the Loan by the repayment instalments set out in clause 4.1.2(a) but excluding any such repayment instalments prepaid pursuant to clauses 4.4.2 and 4.6.4.

(c)	If as a result of a prepayment made under clauses 4.4.1 or 4.4.2, the outstanding amount of the Loan is reduced below $39,500,000, the amount of the repayment instalments referred to in clause 4.1.2(a) shall be reduced in inverse order of their due dates for payment.
4.1.3	Non-Successful Offering

If the Offering occurs at any date and is not a Successful Offering, and as a result of the Offering the Loan is prepaid in accordance with clause 4.4.3, the Borrowers shall repay the Loan in accordance with the repayment profile set out in clause 4.1.1 which, subject as reduced in accordance with clause 4.6.2, shall continue to apply.

4.2	Voluntary prepayment

The Borrowers may prepay the Loan in whole or part (such part being in an amount of Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)), on any Interest Payment Date to be prepaid without premium or penalty subject always to their obligations under clause 4.5.

4.3	Prepayment on Total Loss or sale

4.3.1	Before drawdown

On a Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Agent may result in such Ship being subsequently determined to be a Total Loss) or on a Ship being sold, in each case before the Advance for such Ship is drawn down, the obligation of the Banks to advance the Advance for such Ship shall immediately cease and the Total Commitment shall be reduced by the amount of such Advance.

4.3.2	Thereafter

If a Mortgaged Ship is sold (with the prior consent of the relevant Creditors pursuant to the relevant Ship Security Documents) or becomes a Total Loss, then the Borrowers shall, on the Disposal Reduction Date for such Mortgaged Ship, prepay such part of the Loan as is equal to the higher of (i) the Relevant Amount and (ii) such amount in Dollars as shall ensure that, immediately after the relevant prepayment, the Security Value is not less than the Security Requirement.

4.3.3	Defined terms

For the purposes of this clause 4.3:
(a)	“Applicable Fraction” means, in relation to a Mortgaged Ship, a fraction having a numerator of an amount equal to the market value of such Mortgaged Ship (as most recently determined in accordance with clause 8.2.2) and a denominator of an amount equal to the aggregate market values of all of the Mortgaged Ships (as most recently determined in accordance with clause 8.2.2), in each case as at the Disposal Reduction Date of such Mortgaged Ship;

(b)	“Disposal Reduction Date” means:
(i)	in relation to a Mortgaged Ship which has become a Total Loss, its Total Loss Reduction Date; and

(ii)	in relation to a Mortgaged Ship which is sold in accordance with the provisions of the relevant Ship Security Documents, the date of completion of such sale (but immediately prior to such completion) by the transfer of title to such Mortgaged Ship to the purchaser in exchange for payment of the relevant purchase price;
(c)	“Relevant Amount” means, in relation to a Mortgaged Ship which has become a Total Loss or is sold, the amount in Dollars which is equal to the amount of the Applicable Fraction multiplied by the amount of the Loan outstanding as of the Disposal Reduction Date for such Mortgaged Ship and multiplied further by one point two (1.2); and

(d)	“Total Loss Reduction Date” means, in relation to a Mortgaged Ship which has become a Total Loss, the date which is the earlier of:
(i)	the date falling one hundred and twenty (120) days after that on which such Mortgaged Ship became a Total Loss; and

(ii)	the date upon which the relevant insurance proceeds are or Requisition Compensation is, received by the relevant Borrower (or the relevant Creditors, as such Borrower’s assignees pursuant to the relevant Ship Security Documents).
4.3.4	Interpretation

For the purpose of this Agreement, a Total Loss in respect of a Ship shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of such Ship occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Borrower of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
4.4	Mandatory prepayment on Offering

4.4.1	If a Successful Offering takes place on or before the First Repayment Date, the Borrowers shall forthwith (a) prepay the Junior Loan in full and (b) prepay such part of the Loan as shall ensure that, following such prepayment, the outstanding amount of the Loan shall be equal to the lower of (i) $39,500,000 and (ii) 50% of the aggregate market value of all the Mortgaged Ships as most recently determined by the Agent in accordance with clause 8.2.2 (and the Borrowers shall procure that the Corporate Guarantor shall advance forthwith on receipt the Offering Proceeds to the Borrowers for application in accordance with this clause 4.4.1).

4.4.2	If a Successful Offering takes place after the First Repayment Date, the Borrowers shall forthwith (a) prepay the Junior Loan in full and (b) prepay such part of the Loan as shall ensure that, following such prepayment, the outstanding amount of the Loan shall be equal to (i) the lower of $39,500,000 minus the amount of any repayment instalments that would have fallen due up to the Offering Date under clause 4.1.2(a) if the Offering had taken place before the First Repayment Date and (ii) 50% of the aggregate market value of all the Mortgaged Ships as most recently determined by the Agent in accordance with clause 8.2.2 (and the Borrowers shall procure that the Corporate Guarantor shall advance forthwith on receipt the Offering Proceeds to the Borrowers for application in accordance with this clause 4.4.2).

4.4.3	If the Offering takes place at any time and is not a Successful Offering the Borrowers shall forthwith (a) prepay such part of the Junior Loan as is equal to the Offering Proceeds and (b) if the Offering Proceeds are in excess of the Junior Loan, prepay such part of the Loan as is equal to such excess (and the Borrowers shall procure that the Corporate Guarantor shall advance forthwith on receipt the Offering Proceeds to the Borrowers for application in accordance with this clause 4.4.3).

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.5.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.5.2	any additional amount payable under clauses 6.6 or 12.2; and

4.5.3	all other sums payable by the Borrowers to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any amounts payable under clause 11.

4.6	Notice of prepayment; reduction of repayment instalments

4.6.1	No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Agent at least five (5) Banking Days’ prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.6.2	Any amount prepaid pursuant to clauses 4.2 or 4.3 or 4.4.3 or 8.2.1(a) shall be applied in reducing the repayment instalments (including the Balloon Instalment) in clause 4.1.1 in inverse order of their due dates of payment.

4.6.3	Any amount prepaid pursuant to clause 4.4.1 shall be applied first, in reducing the Loan to $39,500,000 and, secondly, the balance (if any) in reducing the repayment instalments in clause 4.1.2(a) in inverse order of their due dates of payment.

4.6.4	Any amount prepaid pursuant to clause 4.4.2 shall be applied, first in reducing the Loan to $39,500,000, secondly, in reducing in chronological order any repayment instalments that would have fallen due under clause 4.1.2(a) up to the Offering Date if the Offering had taken place before the First Repayment Date and, thirdly, the balance (if any) in reducing the remaining repayment instalments under clause 4.1.2(a) in inverse order of their due dates for payment.

4.6.5	The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement. No amount prepaid under this Agreement may be re-borrowed.

4.7	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to clauses 4.2, 4.3, 4.4 or 8.2.1 (a) or any other provision of this Agreement), the Borrowers shall, upon the request of the Agent, wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing Designated Transactions under the Master Swap Agreement so that the notional principal amount of the continuing Designated Transactions thereafter remaining under the Master Swap Agreement does not, and will not in the future (taking into account the scheduled amortisation), exceed the amount of the Loan as reducing from time to time thereafter pursuant to clause 4.1.

5	Fees, commitment commission and expenses

5.1	Fees

The Borrowers shall pay to the Agent:

5.1.1	for the account of the Arranger, an arrangement fee of such amount as is specified in the Fee Letter;

5.1.2	for the account of the Arranger, a structuring fee of such amount, and payable on such terms, as is specified in the Fee Letter;

5.1.3	for the account of the Agent, an annual agency fee of such amount, and payable on such terms as is specified in the Fee Letter;

5.1.4	for the account of the Arranger, an introductory fee of such amount, and payable on such terms, as is specified in the Fee Letter; and

5.1.5	for the account of each Bank, on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the last day of the Drawdown Period and on such day, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment), at the rate per annum specified in the Fee Letter on the daily undrawn amount of such Bank’s Commitment.

The fees and commission referred to in clause 5.1 shall be payable by the Borrowers to the Agent, whether or not any part of the Total Commitment is ever advanced and shall be, in each case, non-refundable.

5.2	Expenses

The Borrowers shall pay to the Agent on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Creditors or any of them:

5.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents and the syndication of the Loan; and

5.2.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Creditors) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrowers acknowledge that in performing their obligations under this Agreement, the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrowers gross on the due date in order that each of the Banks is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account at such bank and in such place as the Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any relevant Security Documents, such payments shall be for the account of all Banks and the Agent shall distribute such payments in like funds as are received by the Agent to the Banks rateably in accordance with their respective Commitment (if prior to the first drawdown) or Contribution (if following the first drawdown).

6.2	Payment by the Banks

All sums to be advanced by the Banks to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date for the relevant Advance to the account of the Agent at such bank as the Agent may have notified to the Banks and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice for such Advance.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5	Certificates conclusive

Any certificate or determination of the Agent as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers and on the Banks.

6.6	Grossing-up for Taxes

6.6.1	If at any time the Borrowers or any of them are required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or the Security Agent is required to make any deduction or withholding from a payment to another Creditor, the sum due from the Borrowers or any of them in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrowers or any of them to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2	For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrowers to the Swap Provider under or in connection with the Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.

6.7	Loan account

Each Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Agent and/or the Security Agent shall maintain a control account showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8	Agent may assume receipt

Where any sum is to be paid under the Security Documents to the Agent or, as the case may be, the Security Agent for the account of another person, the Agent or, as the case may be, the Security Agent may assume that the payment will be made when due and the Agent or, as the case may be, the Security Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent or, as the case may be, the Security Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent or, as the case may be, the Security Agent together with interest thereon sufficient to compensate the Agent or, as the case may be, the Security Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent or, as the case may be, the Security Agent for any and all loss or expense which the Agent or, as the case may be, the Security Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Agent from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Creditors or any of them under any of the Security Documents, the Agent shall apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.9.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Agent and the Security Agent under any of the Security Documents;

6.9.2	secondly, in or towards payment, on a pro rata basis, of any fees and accrued commitment commission payable to the Arranger, the Agent or any of the other Creditors under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Swap Provider of any sums owing to it under the Master Swap Agreement;

6.9.4	fourthly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest which shall have become due under any of the Security Documents (other than the Master Swap Agreement) but remains unpaid;

6.9.5	fifthly, in or towards payment to the Banks, on a pro rata basis, of any principal amount which shall have become due but remains unpaid under this Agreement;

6.9.6	sixthly, in or towards payment to the Banks, on a pro rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and

6.9.7	seventhly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.2 to 6.9.6 may be varied by the Agent if the Majority Banks so direct, without any reference to, or consent or approval from, the Borrowers.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to each Creditor that:

7.1.1	Due incorporation

each of the Borrowers and each of the other Security Parties are duly incorporated and validly existing in good standing, in the case of the Borrowers, the Manager and the Corporate Guarantor, under the laws of the Republic of the Marshall Islands as Marshall Islands corporations and, in the case of each of the other Security Parties, under the laws of their respective countries of incorporation as limited liability companies, and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the relevant Borrowers’ Security Documents to which it is or is to be a party and to borrow the Total Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige any of the Borrowers or any of their Related Companies or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Borrowers or their Related Companies or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any of the Borrowers, threatened against any of the Borrowers or any of their Related Companies or any other Security Party which could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or any of their Related Companies or any other Security Party;

7.1.6	No filings required

save for the registration of the Mortgages under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents, and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of (a) English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Account Pledges), (b) the law of the Flag State to govern the Mortgages and (c) German law to govern the Account Pledges, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts or, as the case may be, the German courts are valid and binding;

7.1.8	No immunity

neither the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is or is to be a party or the performance by each Security Party of its obligations under the Security Documents or the Underlying Documents to which it is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

7.1.10	Shareholdings

each of the Borrowers is a wholly-owned direct Subsidiary of the Corporate Guarantor, Mr Ion Varouxakis is the ultimate beneficial owner of at least twenty per cent (20%) of the issued shares in the Corporate Guarantor and the Restis Family is the ultimate beneficial owner of at least twenty per cent (20%) of the issued shares in the Corporate Guarantor and all of the issued shares of the Manager are legally and ultimately beneficially owned by such persons as disclosed by the Borrowers to the Agent in the negotiation of this Agreement.

7.2	Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to each Creditor that:

7.2.1	Pari passu

the obligations of each Borrower under this Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.2.2	No default under other Indebtedness

none of the Borrowers nor any of their respective Related Companies nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by any Security Party to the Agent in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	The Ships

each Ship will, on the Delivery Date relevant to such Ship, be:
(a)	in the absolute ownership of the relevant Borrower who will, on and after such Delivery Date, be the sole, legal and beneficial owner of such Ship;

(b)	permanently registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
7.2.7	Ships’ employment

save for any Acceptable Charter which has been disclosed by the Borrowers in writing to, and accepted in writing by, the Agent prior to each Drawdown Date, none of the Ships is nor will, on or before the Drawdown Date of the Advance relevant to such Ship, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents, would have required the consent of the Agent or, as the context may require, the Security Agent or the Banks and, on or before the Drawdown Date of the Advance relevant to such Ship, there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) of such Ship may be shared with any other person;

7.2.8	Freedom from Encumbrances

none of the Ships, nor their respective Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date of each Advance, subject to any Encumbrance (other than any Permitted Encumbrances);

7.2.9	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent:
(a)	the Borrowers and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief, their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Borrowers and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief, their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)	neither the Borrowers nor any other Relevant Party nor, to the best of the Borrowers’ knowledge and belief, any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrowers or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.10	No Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent, there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against any of the Borrowers or any of the Ships or any other Relevant Party or any other Relevant Ship or to the best of the Borrowers’ knowledge and belief any of their respective Environmental Affiliates;

7.2.11	No potential Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent, there has been no emission, spill, release or discharge of a Pollutant from any of the Ships or any other Relevant Ship owned by, managed or crewed by or chartered to any of the Borrowers nor, to the best of the Borrowers’ knowledge and belief, from any Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.12	ISPS Code

as of the Drawdown Date of each Advance, the Borrower owning the Ship relevant to such Advance shall have a valid and current ISSC in respect of such Ship;

7.2.13	Application for DOC and SMC

the Operator has applied for a DOC for itself and, on the Drawdown Date of each Advance, it will have applied, for an SMC in respect of the Ship relevant to such Advance, and none of the Borrowers nor the Operator is aware of any reason why any such application may be refused;

7.2.14	No material adverse change

there has been no material adverse change in the financial position of the Security Parties or any of them or the consolidated financial position of the Group, from that described by the Borrowers to the Arranger and/or the Agent in the negotiation of this Agreement;

7.2.15	Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder; and

7.2.16	Borrowers’ own account

in relation to the borrowing by each Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, each Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended)).

7.3	Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrowers shall:
(a)	be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day; and

(b)	be deemed to further represent and warrant to each of the Creditors that the then latest audited financial statements delivered to the Agent (if any) have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group for the financial period to which the same relate and, as at the end of such financial period, neither the Corporate Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.
8	Undertakings

8.1	General

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, each Borrower will:

8.1.1	Notice of Default

promptly inform the Agent of any occurrence of which any of them becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents to which it is or is to be a party and, without limiting the generality of the foregoing, will inform the Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents;

8.1.3	Use of proceeds

use the Advances exclusively for the purposes specified in clauses 1.1 and 2.5;

8.1.4	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.3 and the security intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

prepare or cause to be prepared:
(a)	consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year and cause the same to be reported on by the Group’s auditors (starting with the financial year ended 31 December 2006); and

(b)	unaudited financial statements of the Borrowers and unaudited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial quarter (starting with the financial quarter ended 31 March 2007), and deliver as many copies of the same to the Agent as the Agent may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements) or sixty (60) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

8.1.6	Delivery of reports

deliver to the Agent sufficient copies for all the Banks of every report, circular, notice or like document issued by any Security Party to its shareholders or creditors generally;

8.1.7	Provision of further information
(a)	provide the Agent, and procure that the Corporate Guarantor and the Manager shall provide the Agent, with such financial or other information concerning the Borrowers or any of them, their respective Related Companies, the Group, the other Security Parties and their respective commitments, operations and other affairs, the Ships and their employment (including, without limitation, any Acceptable Charters and information on the existing loans of the Group secured on the Existing Ships), as the Agent or any Bank or the Swap Provider (acting through the Agent) may from time to time require and the Borrowers shall notify the Agent forthwith about any plans or proposed plans to dispose of any of the Ships or the Existing Ships; and

(b)	provide the Agent with an annual budget of monthly expenditure on account of operating expenses and general administration costs of each Ship and the Borrower owning that Ship in respect of each financial year on or before 15 December of the immediately preceding financial year;
8.1.8	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.9	Compliance with Code

and will procure that any Operator will, comply with and ensure that the Ships comply with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.10	Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of any Borrower’s or, as the case may be, such Operator’s DOC or the SMC in respect of any of the Ships;

8.1.11	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Agent upon the issuance to any of the Borrowers or any Operator of a DOC and to any of the Ships of an SMC or the receipt by any of the Borrowers or any Operator of notification that its application for the same has been refused;

8.1.12	ISPS Code compliance

and will procure that the Manager or any Operator will:
(a)	from the Delivery Date relevant to a Ship and at all times thereafter, maintain a valid and current ISSC respect of that Ship;

(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Ship; and

(c)	procure that, from the Delivery Date relevant to a Ship and at all times thereafter, such Ship complies with the ISPS Code;
8.1.13	Charters

provided it has first obtained the relevant consent of the Security Agent or any other Creditors in accordance with the relevant Ship Security Documents, (a) deliver to the Agent, a certified copy of each time charter or other contract of employment of its Ship with a tenor (including any options to extend) exceeding twelve (12) months, forthwith after its execution, (b) forthwith on the Agent’s request execute (1) a Charter Assignment of any such time charter or other contract of employment in favour of the Security Agent in a form acceptable to the Agent in its sole discretion and (2) any notice of assignment required in connection therewith in a form acceptable to the Agent in its sole discretion, and promptly procure the acknowledgement of any such notice of assignment by the relevant charterer in a form acceptable to the Agent in its sole discretion, and (c) pay all legal and other costs incurred by any Creditor in connection with any such specific Charter Assignments, forthwith following the Agent’s demand;

8.1.14	“KYC”

deliver to the Agent such documents and evidence as the Agent shall from time to time require relating to the verification of identity and knowledge of the Agent’s or any Bank’s or the Swap Provider’s customers and the compliance by the Agent or any Bank or the Swap Provider with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Agent’s or any Bank’s or the Swap Provider’s own internal guidelines that apply from time to time; and

8.1.15	Minimum working capital

ensure that there are maintained at all times in the Operating Account minimum cash balances of no less than $250,000 per Mortgaged Ship.

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Agent (acting on the instructions of the Majority Banks) shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall either:

(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Agent’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within thirty (30) days of the date of receipt by the Borrowers of the Agent’s said notice constitute to the satisfaction of the Agent such further security for the Loan and any amounts owing under the Master Swap Agreement as shall be acceptable to the Banks having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.
The provisions of clauses 4.5 and the relevant provisions of clause 4.6 shall apply to prepayments under clause 8.2.1(a).

8.2.2	Valuation of Mortgaged Ships

Each Mortgaged Ship shall, for the purposes of this Agreement, be valued in Dollars as and when the Agent (acting on the instructions of the Majority Banks) shall require but in any case at least twice (2) a year, by two (2) Approved Brokers selected by the Borrowers or, failing such selection by the Borrowers, appointed by the Agent in its sole discretion. Each such valuation shall be made without, unless required by the Agent, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the relevant Mortgaged Ship. The arithmetic mean of such two (2) valuations shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2 and the other terms of this Agreement.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2.2 shall be binding upon the parties hereto until such time as any further such valuation shall be obtained.

8.2.3	Information

The Borrowers jointly and severally undertake with the Creditors to supply to the Agent and to any Approved Brokers such information concerning the relevant Mortgaged Ship and its condition as such Approved Broker may require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Agent obtaining any valuation of each of the Mortgaged Ships referred to in clause 8.2.2, any valuation referred to in schedule 3 and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrowers.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security provided or to be provided to the Creditors or any of them shall be determined by the Majority Banks in their absolute discretion without any necessity for the Majority Banks assigning any reason therefor.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 3 as may in the Agent’s opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3	Negative undertakings

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, they will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Borrower or any other person;

8.3.2	No merger

merge or consolidate with any other person or enter into a demerger, amalgamation, corporate reorganisation or re-domiciliation of any kind whatsoever;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3, material in the opinion of the Agent in relation to the undertaking, assets, rights and revenues of a Borrower taken as a whole) of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading, which however shall exclude any assets, rights or revenues which are the subject of the Security Documents) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the ownership and operation of the Ships and will procure that the Corporate Guarantor will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks), undertake any business other than that conducted by the Corporate Guarantor at the date of this Agreement;

8.3.5	Acquisitions

acquire any further assets other than the Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Ships;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Ships;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with, any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except (a) pursuant to the Security Documents, (b) guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, (c) guarantees required to procure the release of a Ship from any arrest, detention, attachment or levy or (d) guarantees or undertakings required for the salvage of a Ship;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of any Borrower to any person (other than the Creditors pursuant to the Security Documents) to be guaranteed by any person save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of a Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship;

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or distribute any of their present or future assets, undertaking, rights or revenues or, following an Event of Default, declare or pay any dividends to any of their shareholders;

8.3.13	Subsidiaries

form or acquire any Subsidiaries;

8.3.14	Change in shareholdings

change, cause or permit any change in, the legal and/or ultimate beneficial ownership of any of the shares in the Borrowers and/or the Manager and/or any of the shares in the Corporate Guarantor which are owned by Mr. Ion Varouxakis and the Restis Family from that existing on the date of this Agreement as specified in clause 7.1.10 Provided however that following the Offering Date and provided always that the outstanding amount of the Loan has been reduced to the lower of (a) $39,500,000 and (b) 50% of the market value of all the Mortgaged Ships as most recently determined by the Agent in accordance with clause 8.2.2, such restriction, insofar as it relates to the shares in the Corporate Guarantor, shall only apply in respect of the ultimate beneficial ownership of:
(i)	ten per cent (10%) of the shares in the Corporate Guarantor which shall at all times after the Offering Date remain ultimately beneficially owned by Mr Ion G. Varouxakis; and

(ii)	another ten per cent (10%) of the shares in the Corporate Guarantor which shall at all times after the Offering Date remain ultimately beneficially owned by the Restis Family;
8.3.15	Constitutional documents

agree to any amendment or variation of their constitutional documents; or

8.3.16	Hedging arrangements

enter into any interest rate, currency or other swaps, forward exchange contracts, futures or other derivative transactions with any person other than with the Swap Provider pursuant to the Master Swap Agreement and other than on terms and conditions agreed between the Swap Provider and the Borrowers.

8.4	Excess Cash

8.4.1	The Agent shall, in relation to each Excess Cash Calculation Period, calculate in its sole discretion the amount of the Excess Cash in respect of each Ship for such Excess Cash Calculation Period by reference to the quarterly unaudited financial statements delivered to it by the Borrowers pursuant to clause 8.1.5 in respect of such period, and, if such Excess Cash is a positive figure, notify the Borrowers thereof and of the amount of such Excess Cash.

8.4.2	The Borrowers will procure that each Existing Owner will (with the consent of the first mortgagees of its Existing Ship) transfer to the Excess Cash Account on the last day of each Excess Cash Calculation Period, an amount equal to the Collateral Excess Cash (as defined in the Junior Loan Agreement) in respect of its Existing Ship for such period, as such amount is notified by the Junior Lender to the Agent and the Borrowers following determination thereof by the Junior Lender pursuant to the provisions of the Junior Loan Agreement.

8.4.3	The Borrowers shall ensure that, on the last day of each Excess Cash Calculation Period (a “Test Day”), the amount standing to the credit of the Excess Cash Account (the “Actual Balance”) is no less than the aggregate of (a) the amount calculated by the Agent and notified to the Borrowers to be the Excess Cash for the immediately preceding Excess Cash Calculation Period and (b) the amount notified by the Junior Lender to the Agent and the Borrowers to be the Collateral Excess Cash (as defined in the Junior Loan Agreement) for the immediately preceding Excess Cash Calculation Period ((a) and (b) together the “Actual Excess Cash”). To the extent that the Actual Balance is, or is at any time anticipated by the Borrowers to be, less than the Actual Excess Cash on the Test Day, the Borrowers shall forthwith procure the transfer from other sources of such funds to the Excess Cash Account as shall ensure that the Borrowers are and shall be in compliance with this clause 8.4.3 on the Test Day.

8.4.4	If on the Test Day the Actual Balance is higher than the Actual Excess Cash, the Borrowers shall be entitled to transfer the surplus to the Operating Account.

9	Conditions

9.1	Documents and evidence

The obligation of each Bank to make its Commitment available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received:

9.1.1	not later than two (2) Banking Days before the day on which the Drawdown Notice for the first Advance to be drawn down is given, the documents and evidence specified in Part 1 of schedule 3 in form and substance satisfactory to the Agent; and

9.1.2	on or prior to the Drawdown Date for each Advance, the documents and evidence specified in Part 2 of schedule 3 in relation to the Ship relevant to such Advance, in form and substance satisfactory to the Agent.

9.2	General conditions precedent

The obligation of the Banks to make any Advance shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Advance, and at the time of the making of such Advance:

9.2.1	the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) and (ii) clause 4 of the Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the relevant Advance.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Banks and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Agent (acting on the instructions of the Majority Banks) may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Agent on such request further relevant certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 and clauses 4 and 5 of the Corporate Guarantee.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2	Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrowers as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or (b) an Early Termination Date has occurred or been or become capable of being effectively designated under the Master Swap Agreement by the Swap Provider or (c) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3	Breach of Insurance and certain other obligations: any of the Borrowers or, as the context may require, the Manager fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any of the Borrowers or any other person or any of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.1.5, 8.1.7, 8.1.15, 8.2, 8.3 or 8.4 or the Corporate Guarantor commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 5.2 or 5.3 of the Corporate Guarantee; or

10.1.4	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.3 above) and in respect of any such breach or omission which in the opinion of the Agent (acting on the instructions of the Majority Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Banks) may require shall not have been taken within fourteen (14) days of the Agent notifying the relevant Security Party of such default and of such required action; or

10.1.5	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6	Cross-default: any Borrowed Money of any Relevant Party is not paid when due or any Borrowed Money of any Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Relevant Party of a voluntary right of prepayment), or any creditor of any Relevant Party becomes entitled to declare any such Borrowed Money due and payable or any facility or commitment available to any Relevant Party relating to Borrowed Money is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Relevant Party shall have satisfied the Agent that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Relevant Party’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Relevant Party in respect of Borrowed Money is not honoured when due and called upon; or

10.1.7	Legal process: any judgment or order made against any Security Party or other Relevant Party is not stayed or complied with within fourteen (14) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Relevant Party and is not discharged within fourteen (14) days; or

10.1.8	Insolvency: any Security Party or other Relevant Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.9	Reduction or loss of capital: a meeting is convened by any Security Party or other Relevant Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or other Relevant Party or an order is made or resolution passed for the winding up of any Security Party or other Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11	Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or other Relevant Party or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Relevant Party; or

10.1.12	Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or other Relevant Party or any part of its assets and/or undertakings or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Relevant Party; or

10.1.13	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14	Analogous proceedings: there occurs, in relation to any Security Party or other Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or any Security Party or other Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: any Security Party or any other Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17	Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party or which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.18	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21	Material adverse change: there occurs, in the reasonable opinion of the Agent (acting on the instructions of the Majority Banks), a material adverse change in the financial condition of any Borrower or any other Security Party or the consolidated financial condition of the Group, in each case by reference to the financial position of the Borrowers, such Security Parties and the Group, respectively, as described by or on behalf of the Borrowers or any other Security Party to the Agent and/or the Arranger in the negotiation of this Agreement, which would, in the reasonable opinion of the Agent (acting on the instructions of the Majority Banks), impair the ability of the Security Parties (or any of them) to perform their respective obligations under this Agreement and/or the other Security Documents to which they are a party; or

10.1.22	Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Borrower and the Borrowers shall fail to procure the release of such Ship within a period of twenty one (21) days thereafter; or

10.1.23	Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Majority Banks or, if any Ship is, with the prior consent of the Agent, only provisionally registered on its Delivery Date, such Ship is not permanently registered under the laws and flag of the relevant Flag State within ninety (90) days after the Drawdown Date of the Advance relevant to such Ship or if the registration of such Ship is not renewed at least forty-five (45) days prior to the expiry of such registration; or

10.1.24	Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means if, in any such case, (a) such event could in the opinion of the Agent (acting on the instructions of the Majority Banks) reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.25	Environment: any Borrower and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Ships or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Agent (acting on the instructions of the Majority Banks), reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any Borrower or any of its Related Companies or any other Security Party or on the security constituted by any of the Security Documents; or

10.1.26	P&I: any Borrower or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27	Shareholdings: there is any change in the legal and/or ultimate beneficial ownership of any of the shares of any of the Borrowers or the Manager or the Corporate Guarantor from that existing on the date of this Agreement as specified in clause 7.1.10 save for any change in respect of the shares in the Corporate Guarantor following the Offering Date which is not prohibited by the terms of clause 8.3.14; or

10.1.28	Accounts: any moneys are withdrawn from any of the Accounts other than in accordance with clause 14 and the Account Pledges; or

10.1.29	De-listing etc.: the shares of the Corporate Guarantor are de-listed or suspended from, or cease to trade (whether temporarily or permanently) on, NASDAQ and, in the reasonable opinion of the Agent (acting on the instructions of the Majority Banks), such event is likely materially and adversely to affect the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents and/or any of the Underlying Documents; or

10.1.30	Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.31	Drawdown of Advances: all four (4) Advances have not been drawn down by the Termination Date unless the Borrowers shall prepay the Loan in full within thirty (30) Banking Days after the Termination Date; or

10.1.32	Material events: any other event occurs or circumstance arises which, in the opinion of the Agent (acting on the instructions of the Majority Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Agent may, and if so requested by the Majority Banks shall, without prejudice to any other rights of the Banks, at any time after the occurrence of an Event of Default by notice to the Borrowers declare that:

10.2.1	the obligation of each Bank to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may (and if so instructed by the Majority Banks shall) by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

10.4	Position of Swap Provider

Neither the Agent nor the Security Agent shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Provider except to the extent that the Swap Provider is also a Bank.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrowers shall on demand indemnify each Creditor, without prejudice to any of such Creditor’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment of any sum under any of the Security Documents when due;

11.1.2	the occurrence of any other Event of Default;

11.1.3	any prepayment of the Loan or part thereof being made under clauses 4.3, 4.4, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4	any Advance not being made for any reason (excluding any default by the Agent or any Bank) after the Drawdown Notice for such Advance has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by the relevant Creditor in maintaining or funding its Contribution or, as the case may be, Commitment or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, Commitment or any part thereof or any other amount owing to such Creditor.

11.2	Currency indemnity

If any sum due from any of the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrowers or any of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrowers shall indemnify each Creditor on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to contribute to the Loan or any part thereof or to maintain its Commitment or fund the Loan or any part thereof, such Bank shall promptly, through the Agent, give notice to the Borrowers whereupon (a) such Bank’s Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay such Bank’s Contribution either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement and/or the Master Swap Agreement or either of them.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which a Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1	subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping such Bank’s Commitment available or maintaining or funding all or part of such Bank’s Contribution; and/or

12.2.3	reduce the amount payable or the effective return to any Bank under any of the Security Documents; and/or

12.2.4	reduce any Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank’s obligations under any of the Security Documents; and/or

12.2.5	require any Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Bank under any of the Security Documents; and/or
12.2.6	require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or its Contribution from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):
(a)	such Bank shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrowers shall on demand made at any time whether or not such Bank’s Contribution has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss.
For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which a Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is (a) taken into account in calculating the Mandatory Cost or (b) the subject of an additional payment under clause 6.6.

13	Security, set-off and pro-rata payments

13.1	Application of moneys

All moneys received by the Agent and/or the Security Agent or under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied in the following manner:

13.1.1	first, in or towards payment of all unpaid costs and expenses which may be owing to the Agent and/or the Security Agent or either of them under any of the Security Documents;

13.1.2	secondly, in or towards payment of any unpaid fees and commitment commission payable to the Creditors or any of them;

13.1.3	thirdly, in or towards payment to the Swap Provider of any sum owing to it under the Master Swap Agreement;

13.1.4	fourthly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.5	fifthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.6	sixthly, in or towards payment to any Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.7	seventhly, in or towards payment to any Creditor of any other sums owing to it under any of the Security Documents (other than the Master Swap Agreement); and

13.1.8	eighthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2	Set-off

13.2.1	The Borrowers authorise each Creditor (other than the Swap Provider), without prejudice to any of such Creditor’s rights at law, in equity or otherwise, at any time and without notice to the Borrowers, to apply any credit balance to which the Borrowers or any of them is then entitled standing upon any account of the Borrowers or any of them with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrowers or any of them to such Creditor under any of the Security Documents. For this purpose, each such Creditor (other than the Swap Provider) is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2	No Creditor shall be obliged to exercise any right given to it by this clause 13.2.

13.2.3	Each Creditor shall notify the Borrowers through the Agent forthwith upon the exercise or purported exercise of any right of set-off under this clause 13.2, giving full details in relation thereto and the Agent shall inform the other Creditors.

13.2.4	Nothing in this clause 13.2 shall be effective to create a charge or other Encumbrance.

13.3	Pro rata payments

13.3.1	If at any time any Bank (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrowers under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Bank’s Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 12.1, or 12.2) the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clauses 6.1 or 6.9 (as the case may be) then:
(a)	within two (2) Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)	the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrowers and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.9; and

(c)	as between the Borrowers and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrowers to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.
13.3.2	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank’s pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.3.3	Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 13.3.

13.3.4	Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.3 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.3.

13.5	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6	Further assurance

The Borrowers jointly and severally undertake with each Creditor that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of each Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Banks may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7	Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers’ Security Documents, the provisions of this Agreement shall prevail.

14	Accounts

14.1	General

The Borrowers jointly and severally undertake with each Creditor that they will:

14.1.1	on or before the Drawdown Date of the first Advance to be drawn down, open each of the Earnings Accounts, the Excess Cash Account and the Retention Account and procure that the Corporate Guarantor opens the Cash Collateral Account; and

14.1.2	procure that all moneys payable to each Borrower in respect of the Earnings of such Borrower’s Ship shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary pursuant to the provisions of the relevant General Assignment, be paid to the such Borrower’s Earnings Account and any moneys payable to the Borrowers by the Swap Provider pursuant to the Master Swap Agreement shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary, be paid in equal shares to the Earnings Accounts, Provided however that if any of the moneys paid to any of the Earnings Accounts are payable in a currency other than Dollars, the Account Bank shall (and each Borrower in respect of its own Earnings Account hereby irrevocably instructs the Account Bank to) convert such moneys into Dollars at the Account Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2	Earnings Accounts: withdrawals

Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing, no Borrower shall be entitled to withdraw any moneys from its Earnings Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Agent (acting on the instructions of the Majority Banks) shall direct to the contrary, each Borrower may withdraw moneys from its Earnings Account for the following purposes and in the following order of priority (and, in connection with clauses 14.2.1, 14.2.2, 14.2.3 and 14.2.4 below, each Borrower in respect of its own Earnings Account hereby irrevocably and unconditionally authorises the Agent to irrevocably and unconditionally instruct the Account Bank to make such payments on their due date if and to the extent the Borrowers or any of them have not made such payments or issued the appropriate instructions on or before such due date):

14.2.1	to pay (in the order of priority specified in clause 13.1.1 — 13.1.7) any amount to the Agent in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents (including any amounts owing to the Swap Provider under the Master Swap Agreement);

14.2.2	to transfer to the Retention Account on each Retention Date all or part of the Retention Amount for such Retention Date;

14.2.3	to make any payments of interest due on the Junior Loan;

14.2.4	provided that (a) the Agent has not given a notice under clause 10.2 and (b) the Junior Loan has not been prepaid or repaid in full, to transfer to the Excess Cash Account on the last day of each calendar month ending after the Cut-Off Date, an amount equal to the Relevant Amount for such Borrower’s Ship; and

14.2.5	to transfer to the Operating Account on the last day of each calendar month, any balance then standing to the credit of its Earnings Account following payment of the amounts referred to in the previous paragraphs of this clause 14.2 during such month (and provided all such payments have been made).

For the purposes of this clause 14.2:
(a)	“Relevant Amount” means:
(i)	in respect of Daisy, $39,375; or

(ii)	in respect of Goddess, $95,000; or

(iii)	in respect of Phoenix, $49,375; or

(iv)	in respect of Harmony, $66,250; and
(b)	“Cut-Off Date” means the later of:
(i)	the date falling 2 months after the drawdown of the final Advance to be drawn down by the Termination Date; and

(ii)	the date falling 2 months after the Termination Date,
Provided however that if all four (4) Advances are drawn down, the Cut-Off Date shall be the date falling 2 months after the Drawdown Date of the fourth Advance drawn down.

14.3	Retention Account: credits and withdrawals

14.3.1	The Borrowers hereby jointly and severally undertake with each Creditor that they will, from the date of this Agreement and so long as any moneys are owing under the Security Documents, on each Retention Date pay to the Account Bank for credit to the Retention Account, the Retention Amount for such Retention Date provided however that, to the extent that there are moneys standing to the credit of the Earnings Accounts (or any of them) as at any Retention Date, such moneys shall, up to an amount equal to the Retention Amount for such Retention Date, be transferred to the Retention Account on that Retention Date (and the Borrowers hereby irrevocably authorise the Account Bank to effect each such transfer) and to that extent the Borrowers’ obligations to make the payments referred to in this clause 14.3.1 shall have been fulfilled upon such transfer being effected.

14.3.2	Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.6 shall apply), each Retention Amount credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon shall be applied by the Account Bank (and the Borrowers hereby irrevocably authorise the Account Bank so to apply the same) upon each Repayment Date and/or on each day that interest is payable pursuant to clause 3.1 in or towards payment to the Agent of the relevant instalment then falling due for repayment or, as the case may be, the relevant amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrowers’ corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of each of the Borrowers to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same.

14.3.3	Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing and subject to clause 14.3.2, none of the Borrowers shall be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents.

14.4	Excess Cash Account withdrawals

14.4.1	Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing, the Borrowers shall not be entitled to withdraw any moneys from the Excess Cash Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until the Agent shall have given a notice in accordance with clause 10.2 or the Junior Loan has been repaid or prepaid in full and the Agent shall direct to the contrary, the Borrowers may withdraw moneys from the Excess Cash Account (a) for the purpose of making any prepayments of the Junior Loan at the times and in the manner required under clause 4.4.2 of the Junior Loan Agreement (and the Borrowers hereby irrevocably and unconditionally authorise the Agent to irrevocably and unconditionally instruct the Account Bank to make such payments on their due date if and to the extent the Borrowers have not made such payments or issued the appropriate instructions to the Account Bank on or before such due date) and (b) to the extent permitted by clause 8.4.4.

14.4.2	On the prepayment or repayment of the Junior Loan in full, any amounts standing to the credit of the Excess Cash Account shall be transferred to the Earnings Accounts in pro rata shares between them (and the Borrowers each hereby irrevocably and unconditionally authorise the Agent to instruct the Account Bank to effect each such transfer).

14.5	Operating Account withdrawals

Unless an Event of Default shall occur and the Agent (acting on the instructions of the Majority Banks) directs to the contrary, the Borrowers can withdraw moneys from the Operating Account at any time solely for the purpose of paying the Permitted Operating Expenses of the Ships subject always to complying with the minimum cash balance requirement of clause 8.1.15.

14.6	Application of Accounts

At any time after the occurrence of an Event of Default, the Agent may (and on the instructions of the Majority Banks shall), without notice to the Borrowers, instruct the Account Bank to apply all moneys then standing to the credit of the Accounts or any of them (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Creditors or any of them under the Security Documents in the manner specified in clause 13.1.

14.7	Pledging of Accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledges.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and shall enure for the benefit of, the Creditors and the Borrowers and their respective successors in title.

15.2	No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Banks

Any Bank (the “Transferor Bank”) may at any time, following prior consultation with the Borrowers, and with the prior written consent of the Agent, cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to any other bank or financial institution or a special purpose vehicle established by that Transferor Bank (a “Transferee Bank”) by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank Provided Always that if the Transferee Bank shall be a Related Company of the relevant Bank then no consent shall be required from the Borrowers, the Borrowers consenting to any such transfer by their execution of this Agreement. No such transfer is binding on, or effective in relation to, the Borrowers or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Agent (on behalf of itself, the Borrowers and the other Creditors) and (ii) such transfer of rights under the other Security Documents has been effected and registered. The consent of the Borrowers referred to above shall not be required if the relevant Transferee Bank is a Related Company of the relevant Transferor Bank. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1	a Transfer Certificate may be in respect of a Bank’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Bank and shall not transfer its rights and obligations as the Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:
(a)	to the extent specified in the Transfer Certificate, the Transferor Bank’s payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank’s title and of any rights or equities which the Borrowers had against the Transferor Bank;

(b)	the Transferor Bank’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Bank with a Contribution and/or a Commitment of the amounts specified in the Transfer Certificate;

(d)	the Transferee Bank becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arranger, the Agent and the Security Agent in accordance with the provisions of clause 16 and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them;

(e)	an Advance or part of an Advance which the Transferee Bank makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Bank, assuming that any defects in the Transferor Bank’s title and any rights or equities of any Security Party against the Transferor Bank had not existed; and

(f)	the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;
15.3.4	the rights and equities of the Borrowers or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5	the Borrowers, the Account Bank, the Swap Provider, the Security Agent, the Arranger and the Banks hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrowers, the Transferor Bank and the Transferee Bank.

15.4	Reliance on Transfer Certificate

15.4.1	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2	The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank or any Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3	The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5	Transfer fees and expenses

If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, such Bank shall pay to the Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Agent as having been incurred by the Agent or the Security Agent or any other Bank in connection with such transfer.

15.6	Documenting transfers

If any Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrowers jointly and severally undertake, immediately on being requested to do so by the Agent and at the cost of the Transferor Bank, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Bank) enter into, such documents as may be necessary or desirable to transfer to the Transferee Bank all or the relevant part of such Bank’s interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor Bank and/or its Transferee Bank (as the case may be) to the extent of their respective interests.

15.7	Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrowers but with the prior written consent of the Agent.

15.8	Lending office

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by it through which such Bank wishes to lend for the purposes of this Agreement. If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the Borrowers, the Security Agent, the Account Bank, the Swap Provider and the other Banks.

15.9	Disclosure of information

A Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with such Bank in relation to this Agreement such information about the Borrowers and/or the other Security Parties as such Bank shall consider appropriate.

16	Arranger, Agent and Security Agent

16.1	Appointment of the Agent

Each Bank and the Swap Provider irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks and the Swap Provider hereby authorises the Agent:

16.1.1	to execute such documents as may be approved by the Majority Banks for execution by the Agent; and

16.1.2	(whether or not by or through employees or agents) to take such action on such Bank’s or the Swap Provider’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2	Agent’s actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Banks and/or the Swap Provider (or as otherwise duly authorised) shall be binding on all the Banks.
16.3	Agent’s duties

The Agent shall:

16.3.1	promptly notify each Bank and the Swap Provider of the contents of each notice, certificate or other document received by it from the Borrowers under or pursuant to clauses 8.1.1, 8.1.5 and 8.1.7; and

16.3.2	(subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may direct.

16.4	Agent’s rights

The Agent may:

16.4.1	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Banks and/or the Swap Provider, and shall be fully protected in so doing;

16.4.2	unless and until it shall have received directions from the Majority Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks and the Swap Provider (but shall not be obliged to do so);

16.4.3	refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Banks and/or the Swap Provider to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4	deem and treat (i) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Banks in schedule 1 unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5	rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5	No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of its respective employees and agents shall:

16.5.1	be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent shall promptly make the appropriate request to the Borrowers; or

16.5.2	be obliged to make any enquiry as to any breach or default by the Borrowers or any of them or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank or the Swap Provider, in which case the Agent shall promptly notify the Banks and the Swap Provider of the relevant event or circumstance; or

16.5.3	be obliged to enquire whether or not any representation or warranty made by the Borrowers or any of them or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Bank or the Swap Provider for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Banks; or

16.5.7	be liable to any Bank or the Swap Provider for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall not be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the Agent or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6	Non-reliance on Arranger or Agent

Each Bank and the Swap Provider acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Bank’s Commitment or Contribution under this Agreement. Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the Swap Provider with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7	No responsibility on Arranger or Agent for Borrower’s performance

Neither the Arranger nor the Agent shall not have any responsibility or liability to any Bank or the Swap Provider:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of the Borrowers or any of them or any other Security Party to a Ship or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with the Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks or the Swap Provider.

16.8	Reliance on documents and professional advice

Each of the Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger’s or, as the case may be, the Agent’s employment).

16.9	Other dealings

Each of the Arranger and the Agent may, without any liability to account to the Banks or the Swap Provider, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the Banks or the Swap Provider as if it were not the Arranger or, as the case may be, the Agent.

16.10	Rights of Agent as Bank; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Banks” shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank and the Swap Provider in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11	Amendments and waivers

16.11.1	Subject to clause 16.11.2, the Agent may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Banks, shall:
(a)	agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with the Borrowers or any of them and/or any other Security Party; and/or

(b)	vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents (other than the Master Swap Agreement) by the Borrowers or any of them and/or any other Security Party (or authorise the Security Agent to do so).
Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks and the Swap Provider by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on the Banks and the Swap Provider.

16.11.2	Except with the prior written consent of the Banks, the Agent shall have no authority on behalf of the Banks and the Swap Provider to agree (or authorise the Security Agent to agree) with the Borrowers or any of them and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by the Borrowers or any of them and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:
(a)	reduce the Margin;

(b)	postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)	increase any Bank’s Commitment;

(e)	extend the Termination Date for any Advance;

(f)	change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)	change the order of distribution under clause 6.9 or clause 13.1;

(h)	change this clause 16.11;

(i)	change the definition of “Majority Banks” in clause 1.2; or

(j)	release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12	Reimbursement and indemnity by Banks

Each Bank shall reimburse the Agent (rateably in accordance with such Bank’s Commitment or Contribution), to the extent that the Agent is not reimbursed by the Borrowers or any of them, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers or any of them under clause 5.1 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with such Bank’s Commitment or Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s own gross negligence or wilful misconduct.

16.13	Retirement of Agent

16.13.1	The Agent may, having given to the Borrowers and each of the Banks and the Swap Provider not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Swap Provider as a successor agent:
(a)	a Related Company of the Agent nominated by the Agent which the Banks and the Swap Provider hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Bank nominated by the Majority Banks or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent.
Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Banks and the Swap Provider. Prior to any such successor being appointed, the Agent agrees to consult with the Borrowers as to the identity of the proposed successor and to take account of any reasonable objections which the Borrowers may raise to such successor being appointed.

16.13.2	Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14	Appointment and retirement of Security Agent

16.14.1	Appointment

Each of the Banks, the Agent and the Swap Provider irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the Security Documents, in each case on the terms set out in this Agreement. By virtue of such appointment, each of the Banks, the Agent and the Swap Provider hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2	Retirement

Without prejudice to clause 16.13, the Security Agent may, having given to the Borrowers and each of the Banks, the Agent and the Swap Provider not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks, the Swap Provider and the Agent as a successor security agent and trustee:
(a)	a Related Company of the Security Agent nominated by the Security Agent which the Agent, the Banks and the Swap Provider hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a bank or trust corporation nominated by the Majority Banks or, failing such a nomination,
(c)	any bank or trust corporation nominated by the retiring Security Agent, and, in any case, such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Agent, the Banks and the Swap Provider.

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15	Powers and duties of the Security Agent

16.15.1	The Security Agent shall have no duties, obligations or liabilities to any of the Banks, the Swap Provider or the Agent beyond those expressly stated in any of the Security Documents. Each of the Banks, the Swap Provider and the Agent hereby authorises the Security Agent to enter into and execute:
(a)	each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Banks) for entry into by the Security Agent,

and, in each and every case, to hold any and all security thereby created upon trust for the Banks, the Swap Provider and the Agent in the manner contemplated by this Agreement.

16.15.2	Subject to clause 16.15.3 the Security Agent may, with the prior consent of the Majority Banks communicated in writing by the Agent, concur with any of the Security Parties to:
(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.
Any such action so authorised and effected by the Security Agent shall be promptly notified to the Banks, the Swap Provider and the Agent by the Security Agent and shall be binding on the other Creditors.

16.15.3	The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of the Banks and the Swap Provider communicated in writing by the Agent.

16.15.4	The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.15.1 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 — and for which the prior consent of the Banks is expressly required under clause 16.15.3 — clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5	None of the Banks nor the Swap Provider nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.15.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

16.15.6	For the purpose of this clause 16, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7	Without prejudice to the foregoing each of the Agent, the Swap Provider and the Banks (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.15.1.

16.16	Trust provisions

16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:
(a)	the expiration of a period of eighty (80) years from the date of this Agreement; and

(b)	receipt by the Security Agent of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2	In its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.3	It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17	Independent action by Banks

Without prejudice to clause 2.3, none of the Banks shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Banks but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

16.18	Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Banks and the Swap Provider under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Banks, the Agent and the Swap Provider under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.15.1 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19	Co-operation to achieve agreed priorities of application

The Banks, the Agent and the Swap Provider shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20	Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution, in the case of moneys so received by any of the Creditors other than the Agent or the Security Agent, and shall be distributed by the Agent or, as the case may be, the Security Agent, in the case of moneys so received by the Agent or, as the case may be, the Security Agent, in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent or, as the case may be, the Security Agent and/or the Banks and/or the Swap Provider or any of them to provide for the whole of their respective claims against the Borrowers or any of them or any other person liable.
17	Notices and other matters

17.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2	be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

17.1.3	be sent:
(a)	if to the Borrowers or any of them at:
c/o Mr Ion Varouxakis
89 Akti Miaouli & Mavrokordatou Street
185 38 Piraeus
Greece

Fax: + 30 210 429 1010
Attention: Mr Ion Varouxakis
(b)	if to the Arranger and/or the Agent and/or the Security Agent and/or the Account Bank at:
HSH Nordbank AG
Gerhart-Hauptmann Platz 50
20095 Hamburg
Germany
Fax No: + 49 40 3333 34118
Attn: Mr Jan Herzel

(c)	if to a Bank, to its address or fax number specified in schedule 1 or in any relevant Transfer Certificate; and

(d)	if to the Swap Provider, to its address or fax number specified in paragraph (a) of Part 4 of the schedule to the Master Swap Agreement, or, in any such case, to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2	Notices through the Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrowers or any of them to any other party (other than the Swap Provider) shall be given to the Agent for onward transmission as appropriate and if it is to be given to the Borrowers or any of them it shall (except otherwise provided in the Security Documents) be given to the Agent.

17.3	No implied waivers, remedies cumulative

No failure or delay on the part of a Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by such Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors or any of them shall be entitled to rely.

17.5	Borrowers’ obligations

17.5.1	Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrowers, whether or not the deficiency is known to any of the Creditors.

17.5.2	Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Creditors may also continue to treat it as such, whether or not any Creditor is or becomes aware that such Borrower is or has become a surety for the other Borrowers.

17.5.3	Indemnity

The Borrowers hereby agree jointly and severally to keep the Creditors fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of the other Borrowers which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrowers on any ground whatsoever, whether or not known to a Creditor including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrowers (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

17.5.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:
(a)	the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Borrower or any other person liable;

(b)	the Agent (acting on the instructions of the Majority Banks) granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

(c)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.
17.5.5	Recourse to other security

The Creditors shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against any Borrower or any other person liable and no action taken or omitted by any Creditor in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the Security Documents to which any of them is, or is to be, a party.

17.5.6	Waiver of Borrowers’ rights

Each Borrower agrees with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):
(a)	exercise any right of subrogation, reimbursement and indemnity against the other Borrowers or any other person liable under the Security Documents;

(b)	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrowers or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)	take any steps to enforce any right against the other Borrowers or any other person liable in respect of any such moneys; or

(d)	claim any set-off or counterclaim against the other Borrowers or any other person liable or claiming or proving in competition with any Creditor in the liquidation of the other Borrowers or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrowers or any other person liable or any other Security Document now or hereafter held by any Creditor for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of the other Borrowers or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Banks and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent (acting on the instructions of the Majority Banks) shall deem appropriate.
18	Governing law and jurisdiction

18.1	Law

This Agreement is governed by, and shall be construed in accordance with, English law.

18.2	Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of each Creditor, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrowers or any of them or any of their assets may be brought in the English courts. Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Atlas Maritime Services Ltd. at present of Enterprise House, 113-115 George Lane, London E18 1AB, England (attention Mr D. Bird) to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of a Creditor to take proceedings against the Borrowers or any of them in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers or any of them may have against any Creditor arising out of or in connection with this Agreement.

18.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
The Banks and their Commitments

Name	Lending office and contact details	Commitment ($)
HSH Nordbank AG	Lending Office	68,000,000
	HSH Nordbank AG
	Gerhart-Hauptmann Platz 50
	20095 Hamburg
	Germany

	Address for Notices
	HSH Nordbank AG
	Gerhart-Hauptmann Platz 50
	20095 Hamburg
	Germany

	Fax: +49 40 3333 34118
	Attn: Jan Herzel

	Total Commitment	68,000,000

Schedule 2
Form of Drawdown Notice
(referred to in clause 2.4)

To:	HSH Nordbank AG
Gerhart-Hauptmann Platz 50
20095 Hamburg
Germany
(as Agent)
[• ] 200[• ]
U.S.$68,000,000 Loan
Loan Agreement dated [• ] 2007 (the “Loan Agreement”)
We refer to the Loan Agreement and hereby give you notice that we wish to draw down the [Harmony] [Phoenix] [Goddess] [Daisy] Advance namely $[• ] on [• ] 200[• ] and select [a first Interest Period in respect thereof of [• ] months] [the first interest period in respect hereof to expire on [• ] 200[• ]]. The funds should be credited to [name and number of account] with [details of bank in New York City].
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) of the Loan Agreement and (ii) clause [4] of the Corporate Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the [Harmony] [Phoenix] [Goddess] [Daisy] Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	there has been no material adverse change in our financial position or in the consolidated financial position of the Group, from that described by us the Arranger and/or to the Agent in the negotiation of the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and on behalf of	For and on behalf of
ADVENTURE EIGHT S.A.	ADVENTURE FIVE S.A.

For and on behalf of	For and on behalf of
ADVENTURE SEVEN S.A.	ADVENTURE SIX S.A.

Schedule 3
Documents and evidence required as conditions precedent to the Loan being made
(referred to in clause 9.1)
Part 1
1	Constitutional documents

Copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors and stockholders of each Security Party approving such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party’s obligations thereunder, certified (in a certificate dated no earlier than the date of this Agreement) by an officer of such Security Party as:
(a)	being true and correct;

(b)	being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party duly convened and held;

(c)	not having been amended, modified or revoked; and

(d)	being in full force and effect,
together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4	Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5	Borrowers’ consents and approvals

a certificate (dated no earlier than the date of this Agreement) from an officer of each of the Borrowers that no consents, authorisations, licences or approvals are necessary for that Borrower to authorise, or are required by that Borrower in connection with, the borrowing by that Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of the Borrowers’ Security Documents;

6	Other consents and approvals

a certificate (dated no earlier than the date of this Agreement) from an officer of each Security Party (other than the Borrowers) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrowers of the Total Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7	Certified Contracts

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Borrower of each of the Contracts (such Contracts to be on terms acceptable to the Agent);

8	Acceptable Charters

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Borrower, of an Acceptable Charter in respect of each Ship (other than Daisy), evidencing a minimum Fleet Daily Charter Rate of no less than $69,000;

9	Fees

evidence that any fees due under clause 5.1 have been paid in full;

10	Borrowers’ process agent

a letter from each Borrower’s agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Document in which it is or is to be appointed as such Borrower’s agent;

11	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the Security Documents required under this Part 1 in which it is or is to be appointed as such Security Party’s agent;

12	Marshall Islands opinion

an opinion of Cozen O’ Connor, special legal advisers on matters of Marshall Islands law to the Agent;

13	Accounts

evidence that the Accounts have been opened and duly completed mandate forms in respect thereof have been delivered to the Agent;

14	Security Documents

the Master Swap Agreement, the Swap Assignment, the Trust Deed, the Corporate Guarantee, the Account Pledges and the Intercreditor Deed (together with the other documents to be delivered to the Security Agent pursuant thereto), each duly executed;

15	Evidence of ownership

evidence in writing and in form and substance satisfactory to the Agent in all respects of the ultimate beneficial owner or owners of the shares in the Corporate Guarantor such that the representation of clause 7.1.10 is verified as true and correct;

16	Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents required under this Part 1;

17	Know your customer

such documentation and other evidence as is reasonably requested by the Agent or any Bank or the Swap Provider (through the Agent) in order to comply with all “know your customer” or similar identification procedures in relation to the transactions contemplated therein; and

18	Further matters/opinions

any such other matter or further opinion as may be required by the Agent.

Part 2
Documents and evidence required as conditions precedent to each Advance being made
1	Drawdown Notice

The Drawdown Notice in respect of the relevant Advance duly executed;

2	Certified Management Agreements

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the relevant Drawdown Date) as a true and complete copy by an officer of the relevant Borrower of the Management Agreement in respect of relevant Ship;

3	Ship conditions

evidence that the Ship relevant to the Advance which is to be made:

3.1	Registration and Encumbrances

is registered in the name of the relevant Borrower under the laws and flag of the relevant Flag State through the relevant Registry and that such Ship and its Earnings, Insurances and Requisition Compensation (as defined in the relevant Ship Security Documents) are free of Encumbrances;

3.2	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

3.3	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Ship);

4	Delivery documents

copies, certified by a person acceptable to the Agent, of the bill of sale, the commercial invoice and the protocol of delivery and acceptance in respect of the Ship relevant to such Advance, each duly executed;

5	Title and no Encumbrances

evidence that the transfer of title to the Ship relevant to such Advance from the relevant Seller to the relevant Borrower pursuant to the relevant Contract has been duly registered with the relevant Registry free from any Encumbrances;

6	Ship Security Documents

the Ship Security Documents for the Ship relevant to such Advance duly executed;

7	Mortgage registration

evidence that the Mortgage over the Ship relevant to such Advance has been permanently or (as the case may be) provisionally registered against such Ship under the laws and flag of the relevant Flag State through the relevant Registry;

8	Notices of assignment

copies of duly executed notices of assignment required by the terms of the relevant Ship Security Documents and in the forms prescribed by such Ship Security Documents;

9	Charters
(a)	if the Ship relevant to the Advance to be drawn down is subject to a charterparty that falls within clause 8.1.13 (including an Acceptable Charter), a Charter Assignment in respect of such charterparty and any other related documents required by clause 8.1.13 in respect of such chareterparty and such Charter Assignment;

(b)	in respect of the Daisy Advance only, a copy of the Acceptable Charter in respect thereof;
10	Marshall Islands opinion

an opinion Cozen O’ Connor, special legal advisers on matters of Marshall Islands law to the Agent;

11	Further opinions

any such further opinion as may be required by the Agent;

12	Fees

13	Registration forms

such statutory forms duly signed by the relevant Borrower and the other Security Parties as may be required by the Agent to perfect the security contemplated by the relevant Ship Security Documents;

14	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the relevant Security Documents required under this Part 2 in respect of the Ship relevant to such Advance and in which it is or is to be appointed as such Security Party’s agent;

15	Insurance opinion

an opinion (at the expense of the Borrowers) from insurance consultants to the Agent, on the insurances effected or to be effected in respect of the Ship relevant to such Advance, upon and following the relevant Drawdown Date;

16	SMC/DOC

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date of the relevant Advance which is to be made) as a true and complete copy by an officer of the relevant Borrower of the DOC issued to the Operator and either (a) the SMC for the Ship relevant to such Advance or (b) an application for the issuance of the SMC for such Ship;

17	ISPS Code compliance
(a)	evidence satisfactory to the Agent that the Ship relevant to such Advance is subject to a ship security plan which complies with the ISPS Code; and

(b)	a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date of the relevant Advance which is to be made) as a true and complete copy by an officer of the relevant Borrower of the ISSC and the continuous synopsis record (as defined in the ISPS Code) for the Ship relevant to such Advance;
18	Valuation

a valuation (dated not more than ten (10) days prior to the Drawdown Date of the relevant Advance) of the Ships made (at the expense of the Borrowers) in the manner specified in clause 8.2.2;

19	Surveys

a technical survey (dated not more than thirty (30) days prior to the Drawdown Date of the relevant Advance) of the Ship in relation to which the relevant Advance is to be drawn down, carried out (at the cost of Borrowers) by surveyors acceptable to the Agent in its absolute discretion, and a report from such surveyors in respect of such survey, to be in form and substance satisfactory to the Agent in all respects;

20	Equity

evidence satisfactory to the Agent that the part of the Contract Price of the relevant Ship which is not to be financed by the relevant Advance has been or will be, on the relevant Drawdown Date, paid in full from other sources of the Borrowers;

21	Others
(a)	the Borrowers are in compliance with clause 2.9; and

(b)	the Corporate Guarantor is in compliance with its minimum liquidity obligations under clause 5.1.8 of the Corporate Guarantee;

(c)	the Borrowers are in compliance with their minimum liquidity obligation under clause 8.1.15 of the Loan Agreement; and
22	Further matters/opinions

any such other matter or further opinion as may be required by the Agent.

Schedule 4
Form of Transfer Certificate
(refer to in clause 15.3)
TRANSFER CERTIFICATE
Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions
To: HSH NORDBANK AG as agent on its own behalf and on behalf of the Borrowers, the Banks, the Arranger, the Account Bank, the Swap Provider and the Security Agent defined in the Loan Agreement referred to below.
[Date]
Attention: [• ]
This certificate (“Transfer Certificate”) relates to a loan agreement dated [· ] 2007 (the “Loan Agreement”) and made between (1) Adventure Eight S.A., Adventure Five S.A., Adventure Seven S.A. and Adventure Six S.A. as joint and several borrowers (the “Borrowers”), (2) the banks and financial institutions defined therein as banks (the “Banks”), (3) HSH Nordbank AG as Arranger, Agent, Security Agent and Account Bank and (4) HSH Nordbank AG as Swap Provider, in relation to a loan of up to Sixty eight million Dollars ($68,000,000). Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.
In this Certificate:
the “Transferor” means [full name] of [lending office]; and
the “Transferee” means [full name] of [lending office].
1	The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Bank under or by virtue of the Loan Agreement and all the Security Documents in relation to [ ] per centum ([ ]%) of the [Contribution] [Commitment] of the Transferor (or its predecessors in title), details of which are set out below:

Transferor’s
[Contribution]
[Commitment]
Date of Advance	Amount of Advance	to Advance	Maturity Date

2	By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor is discharged [entirely from its [Contribution] [Commitment] which amounts to $[ ]] [from [ ] per centum ([ ]%) of its [Contribution] [Commitment], which percentage represents $[ ]].

3	The Transferee hereby requests the Agent (on behalf of itself, the Borrowers, the Arranger, the Security Agent, the Swap Provider, the Account Bank and the Banks) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4	The Transferee:

4.1	confirms that it has received a copy of the Loan Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2	confirms that it has not relied and will not hereafter rely on the Transferor, the Arranger, the Agent, the Banks, the Swap Provider, the Account Bank or the Security Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Security Documents or any such documents or information;

4.3	agrees that it has not relied and will not rely on the Transferor, the Agent, the Arranger, the Banks, the Swap Provider, the Account Bank or the Security Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers or any other Security Party (save as otherwise expressly provided therein);

4.4	warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the Security Documents; and

4.5	if not already a Bank, appoints (i) the Agent to act as its agent and (ii) the Security Agent to act as its security agent and trustee, as provided in the Loan Agreement and the Security Documents and agrees to be bound by the terms of the Loan Agreement and the Security Documents.

5	The Transferor:

5.1	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and

5.3	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6	The Transferee hereby undertakes with the Transferor and each of the other parties to the Loan Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7	By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee, the Borrowers, the Arranger, the Agent, the Security Agent, the Swap Provider, the Account Bank and the Banks accept the Transferee as a party to the Loan Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Loan Agreement and the Security Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arranger, the Agent, the Swap Provider, the Account Bank and the Security Agent as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8	None of the Transferor, the Arranger, the Agent, the Security Agent, the Swap Provider, the Account Bank or the Banks:

8.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the Security Documents or any document relating thereto; or

8.2	assumes any responsibility for the financial condition of the Borrowers or any of them or any other Security Party or any party to any such other document or for the performance and observance by the Borrowers or any of them or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9	The Transferor and the Transferee each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent’s gross negligence or wilful misconduct, as the case may be.

10	The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement and the Security Documents.

11	This Transfer Certificate is governed by, and construed in accordance with, English law.

Transferor
By:	/s/

Dated:

Transferee
By:	/s/

Dated:

Agent
Agreed for and on behalf of itself as Agent and the Borrowers, the Arranger, the Security Agent, the Swap Provider, the Account Bank and the Banks.

HSH NORDBANK AG
By:	/s/

Dated:

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Security Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule
Outstanding Contribution [per Advance]: $•
Commitment [per Advance]: $•
Portion Transferred: •%
Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Telefax No:
Contact Person
(Credit Administration Department):
Telephone:
Telefax No:
[Account for payments:]

Schedule 5
Form of Corporate Guarantee

Schedule 6
Form of Master Swap Agreement

Schedule 7
Form of Mortgages

Schedule 8
Form of General Assignments

Schedule 9
Form of Manager’s Undertakings

Schedule 10
Form of Swap Assignment

Schedule 11
Form of Charter Assignment

Schedule 12
Form of Trust Deed
THIS DECLARATION OF TRUST by HSH NORDBANK AG (the “Security Agent”) is made on [· ] 2007 and is supplemental to (and made pursuant to the terms of) a Loan Agreement dated [· ] 2007 (the “Agreement”) and made between (1) Adventure Eight S.A., Adventure Five S.A., Adventure Seven S.A. and Adventure Six S.A. as joint and several borrowers (the “Borrowers”), (2) HSH Nordbank AG as Arranger, Agent, Security Agent and Account Bank, (3) the banks and financial institutions mentioned in schedule 1 to the Agreement as the Banks and (4) HSH Nordbank AG as Swap Provider. Words and expressions defined in the Agreement shall have the same meanings when used in this Deed.
NOW THIS DEED WITNESSETH as follows:
1	The Security Agent hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for certain of the other Creditors on the terms and basis set out in the Agreement.

2	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

EXECUTED as a DEED	)
by	)
for and on behalf of	)	.........................................
HSH NORDBANK AG	)	Authorised Signatory
(as Security Agent))
in the presence of:	)

Schedule 13
Form of Intercreditor Deed

Schedule 14
Mandatory Cost formula
1	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the Loan or any relevant unpaid sum) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Bank lending from a lending office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in the Loan or the relevant unpaid sum made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Bank lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent per annum.
300
Where E is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:
(a)	"Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	"Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)	“Reference Banks” means the principal London office of the Agent and any other prime banks appointed by the Agent to be Reference Banks for the purposes of this schedule;

(d)	"Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(e)	"Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that

Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:
(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

12	The Agent may from time to time, after consultation with the Borrowers and the Banks, determine and notify to all parties to this Agreement any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SIGNED by Ion Varouxakis	)
for and on behalf of	)	/s/ Ion Varouxakis
ADVENTURE EIGHT S.A.	)	Attorney-in-fact
as Borrower	)

SIGNED by Ion Varouxakis	)
for and on behalf of	)	/s/ Ion Varouxakis
ADVENTURE FIVE S.A.	)	Attorney-in-fact
as Borrower	)

SIGNED by Ion Varouxakis	)
for and on behalf of	)	/s/ Ion Varouxakis
ADVENTURE SEVEN S.A.	)	Attorney-in-fact
as Borrower	)

SIGNED by Ion Varouxakis	)
for and on behalf of	)	/s/ Ion Varouxakis
ADVENTURE SIX S.A.	)	Attorney-in-fact
as Borrower	)

SIGNED by Christoforos Bismpikos	)
for and on behalf of	)	/s/ Christoforos Bismpikos
HSH NORDBANK AG	)	Attorney-in-fact
as Arranger, Agent, Security Agent and Account Bank	)

SIGNED by Christoforos Bismpikos	)
for and on behalf of	)	/s/ Christoforos Bismpikos
HSH NORDBANK AG	)	Attorney-in-fact
as Bank and Swap Provider	)